Exhibit 10.3

Note Purchase Agreement

in respect of

10% SECURED CONVERTIBLE NOTES

issued by

ARKADOS GROUP, INC

May 1, 2017

TABLE OF CONTENTS

	Article 1
	INTERPRETATION

1.1	Definitions	2
1.2	Gender and Number	14
1.3	Interpretation Not Affected by Headings, etc.	14
1.4	Monetary References	14
1.5	References	14
1.6	Invalidity of Provisions	14
1.7	This Agreement to Govern	15
1.8	Actions on Days Other Than Business Days	15
1.9	Interest Act	15
1.10	Meaning of 'outstanding' for certain purposes	15
1.11	Permitted Liens	15

	Article 2
	AUTHORIZATION, PURCHASE AND SALE OF NOTES

2.1	Authorization of Notes	16
2.2	Sale and Purchase of Notes; Issuance of Notes	16
2.3	Pari-Passu Ranking	16
2.4	Legend	16

	Article 3
	CONDITIONS TO CLOSING OF NOTES

3.1	Conditions to Closing of Initial Notes	17

	Article 4
	PAYMENTS

4.1	Calculation and Payment of Interest	20
4.2	Commitment Fee	21
4.3	Closing Fee	21
4.4	Break Fee	21
4.5	Mandatory Repayment	21
4.6	Prepayment Option	21
4.7	Payments Generally	21
4.8	Payments - No Deduction	22
4.9	Illegality	22
4.10	Payment of Costs and Expenses	22
4.11	Indemnities	23
4.12	Maximum Rate of Interest	24

 -i-

	Article 5
	SECURITY

5.1	Security	24
5.2	Further Assurances - Security	25
5.3	Security Effective Notwithstanding Date of Advance	25
5.4	No Merger	25
5.5	Release of Security	25

	Article 6
	CONVERSION OF NOTES

6.1	Applicability of Article	26
6.2	Manner of Exercise of Right to Convert	27
6.3	Cancellation of Converted Notes	27

	Article 7
	REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties of the Company and the Guarantors	27
7.2	Survival of Representations and Warranties	32
7.3	Representations and Warranties of the Holders	32

	Article 8
	COVENANTS

8.1	Affirmative Covenants	33
8.2	Reporting Requirements	37
8.3	Negative Covenants	39
8.4	Environmental Compliance and Indemnity	41
8.5	Entitled to Perform Covenants	42

	Article 9
	EVENTS OF DEFAULT AND REMEDIES

9.1	Events of Default	42
9.2	Remedies Upon Default	45
9.3	Distributions	45
9.4	Notice of Events of Default	45
9.5	Acceleration	46
9.6	Waiver of Default	46
9.7	Remedies of Security Agent	46
9.8	Receiver or Receiver Manager	48
9.9	No Suits by Holders	50
9.10	Application of Proceeds by Security Agent	50
9.11	Distribution of Proceeds	51
9.12	Remedies Cumulative	51
9.13	Judgment Against the Company	51

 -ii-

	Article 10
	CONCERNING THE SECURITY AGENT

10.1	Rights and Duties of Security Agent	52
10.2	Evidence, Experts and Advisers	52
10.3	Security Agent Not Required to Give Security	53
10.4	Protection of Security Agent	53
10.5	Resignation, Removal or Replacement of Security Agent	54
10.6	Acceptance of Agency	55
10.7	Authority of Security Agent	55
10.8	Indemnification	55

	Article 11
	GENERAL

11.1	Reliance and Non-Merger	56
11.2	Amendment and Waiver	56
11.3	Notices	57
11.4	Time	58
11.5	Further Assurances	58
11.6	Assignment	58
11.7	Entire Agreement	59
11.8	Governing Law	59
11.9	Attornment	59
11.10	Counterparts	59

Exhibit 1	Form of 10% Secured Convertible Note

Exhibit 2	Form of Conversion Notice

Schedule 1.1(a)	Information Relating to Holders

Schedule 1.1(b)	List of Collateral Accounts

Schedule 7.1(g)	Intellectual Property

Schedule 7.1(k)	Litigation, etc.

Schedule 7.1(m)	Financial Statements

Schedule 7.1(n)	Company and its Subsidiaries

Schedule 7.1(t)	Affiliated Transactions

Schedule 8.2(a)	Form of Officer Certificate

 -iii-

NOTE PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 1st day of May, 2017.

BETWEEN:

ARKADOS GROUP, INC,

a Delaware corporation,

(the "Company")

- and -

AIP ASSET MANAGEMENT INC.,

in its capacity as security agent for and on behalf of the Holders

(the "Security Agent"),

- and -

AIP GLOBAL MACRO FUND, LP,

in its capacity as a Holder,

("AGMF")

- and -

AIP GLOBAL MACRO CLASS,

in its capacity as a Holder,

("AGMC")

- and -

AIP CANADIAN ENHANCE INCOME CLASS,

in its capacity as a Holder,

("ACEIC")

- and -

The other parties that become Holders from time to time,

(together with AGMF, AGMC AND ACEIC and their respective successors and assigns, collectively, the "Holders").

WHEREAS subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Holders from time to time the Notes (as defined below);

AND WHEREAS the Holders desire to purchase the Notes on the terms and conditions set forth herein;

AND WHEREAS the Security Agent has agreed to act as security agent on behalf of the Holders with regard to certain matters associated with the Notes;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises, the covenants herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the Company, the Security Agent and the Holders agree as follows:

Article 1

INTERPRETATION

1.1	Definitions

For the purposes of this Agreement:

"Acquisition" shall mean, with respect to any Person, any purchase or other acquisition, regardless of how accomplished or effected (including any such purchase or other acquisition effected by way of amalgamation, merger, arrangement, business combination or other form of corporate reorganization or by way of purchase, lease or other acquisition arrangements), of (a) any other Person (including any purchase or acquisition of such number of the issued and outstanding securities of, or such portion of an equity interest in, such other Person that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates) or of all or substantially all of the Property of any other Person, or (b) any division, business, operation or undertaking of any other Person or of all or substantially all of the Property of any division, business, operation or undertaking of any other Person.

"Affiliate" means, with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under direct or indirect common Control with, such person, and includes any Person in like relation to an Affiliate. Notwithstanding the foregoing, the Holders and their Affiliates shall be deemed to not be Affiliates of the Company or the other Obligors for the purposes of the Loan Documents.

"Applicable Law" means, in respect of any Person, property, transaction, event or course of conduct, (i) all federal, provincial, state or municipal laws, statutes, rules, by-laws and regulations, regulatory policies, (ii) all applicable official directives, orders, judgments and decrees of Governmental Authorities (whether or not having the force of law), (iii) applicable rulings and conditions of any licence, permit, certificate, registration, authorization, consent and approval issued by a Governmental Authority, and (iv) any requirements under or prescribed by applicable common law, in each case, binding or affecting the Person, property, transaction, event or course of conduct referred to in the context in which the term is used in each case whether or not having the force of Law.

"Arkados" means Arkados, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

“Arkados Energy” means Arkados Energy Solutions, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company.

"Bank Indebtedness" means Indebtedness owing to Wells Fargo Bank pursuant to the loan agreement with SolBright in the aggregate principal amount of $2,000,000.

"Bankruptcy Law" means the Bankruptcy and Insolvency Act (Canada), the Winding-Up Act (Canada), the Companies Creditor's Arrangement Act (Canada), the U.S. Bankruptcy Code or any other Canadian federal or provincial, U.S. federal, state or local law or foreign law or corporate statute relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors;

"Blocked Account Agreement" means the blocked account agreement executed by the Company in favour of the Security Agent, for and on behalf of the Holders, in respect of each of the Collateral Accounts.

"Break Fee" means $225,000.

"Business" means the business of the Company and the Obligors consisting of developing solutions that enable machine-to-machine communications and related activities of its Subsidiaries, including but not limited to activities of SolBright Renewable Energy, LLC, a solar panel manufacturer and turn-key energy solutions developer.

"Business Day" means a day (other than Saturday or Sunday) on which banks are generally open for business in Toronto, Ontario and in New York, New York.

"Business Plan" means (i) the business plan presented by the Company to the Holders prior to the Closing Date, and (ii) subsequent business plans approved by the board of managers of the Company and delivered to the Holders in accordance with Section 8.2(a)(iv).

“Buyer Note” means the secured convertible promissory note in the principal amount of $2,000,000, dated as of the May 1, 2017, to be issued to SolBright, which note shall be subordinated to the Notes.

“Buyer Preferred Stock Note” means the convertible promissory note in the principal amount of $6,000,000, dated as of the May 1, 2017 to be issued to SolBright, that is convertible into preferred stock of the Company

"Cash Equivalents" means:

(a)	marketable obligations issued or unconditionally guaranteed by the Canadian or United States government, or any province or state thereof maturing within 12 months of the date of acquisition, in each case having a rating of "A-" (or the then equivalent grade) or better by a nationally recognized rating agency;

(b)	certificates of deposit, guaranteed investment certificates, term deposits and bankers' acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of Canada or the United States or any province, state or district thereof having a senior unsecured rating of "A-" or better by S&P or Moody's;

(c)	repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); and

(d)	shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody's or S&P.

"Change of Control" means the occurrence of any transaction or event as a result of which any Person (or group of Persons acting jointly or in concert) purchases or acquires legal or beneficial ownership, either directly or indirectly, of 50% or more (by voting power) of the outstanding shares of the Company or shares or membership interests (as applicable) of its Subsidiaries.

"Closing Date" means, unless otherwise agreed by the Company and the Security Agent, the date that is three (3) Business Days following the day all of the closing conditions set out in Section 3.1 hereto have been satisfied or waived by the Security Agent.

"Closing Fee" has the meaning given to such term in Section 4.3, which shall be paid to the Security Agent on behalf of the Note Holders.

"Collateral" means all Property of the Company and the Obligors subject to the Security.

"Collateral Accounts" means the accounts set forth in Schedule 1.1(b) hereto.

"Company Pledge Agreement" means the pledge agreement executed by the Company in favour of the Security Agent, for and on behalf of the Holders, providing for the pledge of all of shares or membership interests (as applicable) of all Subsidiaries held by the Company, substantially in the form agreed to between the parties as of the Closing Date;

"Confessions of Judgment" mean notarized affidavits of confession of judgment executed by each of the Company, Arkados, and Arkados Energy, satisfying the requirements of New York Civil Practice Law and Rules § 3218 (Judgment by confession), in form and substance satisfactory to Security Agent, in its sole discretion, which affidavits of confession of judgment may be filed by Security Agent in the Supreme Court of New York for the County of New York as provided in Section 9.7.

"Contaminant" means any material, substance, contaminant, dangerous good, pollutant or waste that is regulated under any Environmental Law, including any petroleum product, flammable, explosive or radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biophyls and anything that is deemed to be or defined as or included in the definition of "contaminant", "dangerous good", "deleterious substance", "dangerous good", "hazardous substances", "toxic substances", "hazardous materials", "subject waste", "hazardous wastes" or words of similar import under any Environmental Law or that does pose a hazard to health and/or safety of Persons or the environment, including any breakdown products or components of anything described herein.

"Control" means the possession, directly or indirectly of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "Controlled" has a corresponding meaning.

"Date of Conversion" has the meaning given to such term in Section 6.2(a).

"Default" means any event or condition which, upon notice, lapse of time, or both, would constitute an Event of Default.

"Distribution" means:

(a)	the payment, directly or indirectly, by any Obligor of any dividends, or the making of any capital payments or redemptions, or any payment of any amount on account of any Indebtedness other than Indebtedness under the Notes; or

(b)	the payment of any bonuses, payments or distributions in respect of the profits of the Company or its Subsidiaries;

(c)	the payment of any management, consultant or similar fees or bonuses to any holder of shares of the Company or any shares or membership interests (as applicable) of its Subsidiaries or any officer, manager, employee or member of the Company or its Subsidiaries; or

(d)	the issuance by any Obligor of equity interests or options to acquire equity interests in any Obligor to any officer, manager, employee or member of such Obligor.

"Environmental Law" means any and all Applicable Laws, in each case as now or thereafter applicable or in effect, relating to environmental or occupational health and safety matters, including the regulation or protection of human health, safety or the environment or Releases or threatened Releases of Contaminants into the indoor or outdoor environment, including air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the generation, manufacturing, processing, distribution, use, treatment, storage, disposal, transport or handling of Contaminants.

"Event of Default" is defined in Section 9.1.

"Excluded Taxes" means, in relation to any Person, those Taxes on income or capital (or Taxes thereon) which are imposed or levied by any jurisdiction or any political subdivision of such jurisdiction as a result of such Person: (a) being organized under the laws of such jurisdiction or any political subdivision of such jurisdiction; (b) having its principal office or lending office in such jurisdiction; (c) being resident in such jurisdiction; (d) carrying on business in such jurisdiction; or (e) not dealing at arm's length (as defined for the purposes of any taxing statute in the applicable jurisdiction) with the Company.

"Fiscal Quarter" means a period of approximately three consecutive months in each Fiscal Year ending on May 31, August 31, November 30, and February 28, as the case may be, of such year.

"Fiscal Year" means, in respect of the Company and each Obligor, a fiscal year ending on May 31 of each year.

"GAAP" means generally accepted accounting principles in the United States, including IFRS, as applicable, applied on a consistent basis.

"General Security Agreement" means the general security agreement executed by each of the Company and its Subsidiaries in favour of the Security Agent, for and on behalf of the Holders, providing for a first charge and security interest (subject only to Permitted Liens) on all the then present and future real property, personal property, fixed assets, equipment, accounts receivable, inventory, Intellectual Property and all other assets and undertaking of each of the Company and its Subsidiaries, in form and substance satisfactory to the Majority Holders, as amended, supplemented, restated or replaced from time to time.

"Governmental Authority" means any government, parliament, legislature, regulatory authority, agency, department, commission, board, instrumentality or rule-making entity of any government, parliament or legislature, or any court, tribunal, arbitration board or arbitrator or (without limitation to the foregoing) other law, regulation or rule making entity (including, without limitation, a Minister of the Crown, any central bank, Superintendent of Financial Institutions or other comparable fiscal or monetary authority or agency or authority regulating banks) having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including, without limitation, any arbitrator).

"Guarantee" means each guarantee executed by a Guarantor in favour of the Security Agent, for and on behalf of the Holders, in form and substance satisfactory to the Majority Holders, guaranteeing all of the Obligations hereunder, as amended, supplemented, restated or replaced from time to time.

"Guarantee and Security Agreement" means each guarantee and security agreement executed by a Guarantor in favour of the Security Agent, for and on behalf of the Holders, in form and substance satisfactory to the Majority Holders, guaranteeing all of the Obligations hereunder, as amended, supplemented, restated or replaced from time to time and granting a first charge and security interest (subject only to Permitted Liens) on all the then present and future real property, personal property, fixed assets, equipment, accounts receivable, inventory, Intellectual Property and all other assets and undertaking of such Guarantor.

"Guarantors" means, collectively, any Person at the Security Agent discretion that guarantees the Indebtedness of the Company under the Notes from time to time, including but not limited to all Subsidiaries.

"Hedging Agreement" means, for any Person, any arrangement or transaction between that Person and any other Person which is a rate swap transaction, basis swap, forward rate transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate-swap transaction, currency option or any other similar transaction (including any option with respect to any of such transactions or arrangements) designed to protect or mitigate against risks in interest or currency exchange fluctuations.

"Holders" means, collectively, the Persons listed on Schedule 1.1(a) hereto, as updated from time to time, who have an obligation to purchase the Initial Notes on the Closing Date and "Holder" means any one of them.

"IFRS" means International Financial Reporting Standards established by the International Accounting Standards Board, as amended from time to time.

"Indebtedness" means, with respect to any Person, without duplication:

(a)	an obligation of such Person for borrowed money;

(b)	an obligation of such Person evidenced by a bond, note, debenture or similar instrument;

(c)	an obligation arising in connection with an acceptance facility or letter of credit issued for the account of such Person;

(d)	an obligation of such Person in relation to purchase money agreements, deferred purchase price payments in respect of property or services, excluding trade payables and other accrued current liabilities incurred in the ordinary course of business in accordance with customary commercial terms;

(e)	all capitalized lease obligations of such Person;

(f)	an obligation of such Person or of any other Person secured by a Lien on any property or asset owned or held by such Person, to the extent attributable to that Person's respective interest in such Property, whether or not the obligations secured thereby shall have been assumed;

(g)	the net amount of all obligations of such Person (determined on a marked-to-market basis) under Hedging Agreements; or

(h)	all guarantee, indemnity or financial support obligations of such Person determined in accordance with GAAP.

"Initial Notes" means the Tranche A Notes in the principal amount of $2,500,000 issued by the Company to the Holders on the Closing Date under this Agreement.

"Intellectual Property" means all licenses, trademarks, patents, copyrights and agreements with respect to the usage of technology or other permits that are necessary for the operation of or used in connection with the Business.

"Interest Payment Date" is defined in Section 4.1(b).

"Interest Rate" is defined in Section 4.1(b).

"Investment" in any Person means any direct or indirect (a) acquisition of any equity interest in such Person, or (b) any loan or advance made to such Person and, in determining the amount of any Investment involving a transfer of any Property other than cash, that Property will be valued at its fair value at the time of such transfer.

"Lien" means any mortgage, charge, pledge, hypothecation, assignment by way of security, deposit arrangement intended to secure the payment or performance of an obligation, lien (statutory or otherwise), preference, priority, security interest or other charge or encumbrance of any nature however arising, or any other agreement or arrangement creating in favour of any creditor a right in respect of any particular property, and includes the right of a lessor under a capitalized lease obligation, the right of a vendor under a conditional sale agreement and any easement, right of way or other encumbrance on real property.

"Loan Documents" means this Agreement, the Notes, the Security Documents, each Guarantee and Security Agreement, any other Guarantee and all other agreements, instruments and documents from time to time (both before and after the date of this Agreement) delivered in connection therewith.

"Majority Holders" means the Holder or Holders of greater than 85% of the aggregate outstanding Principal Amount of Notes.

"Material Adverse Effect" means any event or occurrence of whatever nature that could reasonably be expected to result in a material adverse effect on:

(a)	the business, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole,

(b)	the ability of the Company or any other Obligor to pay or perform or comply with any of their material obligations under the Loan Documents;

(c)	the validity, perfection or priority of the Liens on the Collateral in favour of the Security Agent and the Holders or the value of the Collateral;

(d)	the validity or enforceability of any of the Loan Documents; or

(e)	the ability of the Security Agent or the Holders to enforce their rights and remedies under the Loan Documents or any related document, instrument or agreement.

"Maturity Date" means the date which is one year after the Closing Date. The Security Agent may conduct semi-annual reviews. If such reviews determine that an Event of Default has occurred or is occurring the Security Agent, at the direction of the Majority Holders, may exercise any remedies permitted by this agreement.

"Moody's" means Moody's Investors Service, Inc. or any successor thereto.

"Notes" means, collectively, any and all Tranche A Notes, and "Note" means any one of them.

"Notice of Conversion" has the meaning given to such term in Section 6.2(a).

"Obligations" means, with respect to the Notes, all indebtedness, liabilities and other obligations owed to the Holders under this Agreement or under any other Loan Document, whether actual or contingent, direct or indirect, matured or not, now existing or hereafter arising.

"Obligors" means, collectively, the Company and each Guarantor and "Obligor" means any one of them.

"Operating Agreement" means the Limited Liability Company Operating Agreement for Arkados Energy or SolBright, as the case may be, executed by and among each of the Persons whose names are set forth on Exhibit A thereto and such other Persons who from time to time are admitted as members of the Company or engaged as managers of the Company and whose names are set forth on Exhibit A.

"Percentage Interest" has the meaning specified in the Operating Agreement.

"Permitted Indebtedness" means,

(a)	Purchase Money Obligations in an aggregate principal amount not exceeding $10,000 at any time;

(b)	the Obligations;

(c)	Indebtedness that is expressly subordinated by its terms to the Obligations, on terms satisfactory to the Security Agent, for and on behalf of the Majority Holders, acting reasonably;

(d)	intercompany Indebtedness between Obligors that is subordinated by its terms to the Obligations on terms and conditions satisfactory to the Security Agent for and on behalf of the Majority Holders, acting reasonably;

(e)	other Indebtedness (the principal amount of which (when aggregated with the outstanding principal amount of any other Indebtedness incurred under this paragraph)) does not exceed $10,000 (or its equivalent in another currency or currencies);

(f)	the Buyer Note;

(g)	The Buyer Preferred Stock Note; and

(h)	the assumed liabilities as defined in the Asset Purchase Agreement between the Company and SolBright dated as of May 1, 2017, which liabilities are subordinated to the Notes.

"Permitted Liens" means, in respect of any property of the Obligors, any of the following:

(a)	Liens for taxes, assessments or government charges, including charges for workers' compensation and employment insurance, which are not due or delinquent, or if due or delinquent, the validity of which is being contested diligently and in good faith by appropriate proceedings;

(b)	Liens imposed or permitted by law such as carriers' liens, builders' liens, materialmen’s liens and other liens, privileges or other charges of a similar nature, in respect of obligations not yet due or delinquent, or if due or delinquent, the validity of which is being contested diligently and in good faith by appropriate proceedings;

(c)	undetermined or inchoate Liens arising in the ordinary course of and incidental to construction or current operations which have not been filed pursuant to law and in respect of which no steps or proceedings to enforce such Liens have been initiated, and which relate to obligations which are not due or delinquent, or if due or delinquent, the validity of which is being contested diligently and in good faith by appropriate proceedings;

(d)	the Security;

(e)	Liens of judgments rendered or claims filed which are being contested in good faith by it by proper legal proceedings, provided that such proceedings effectively postpone enforcement of any such Lien and do not otherwise result in an Event of Default hereunder;

(f)	licences, easements, rights-of-way, servitudes, zoning, and similar rights in or restrictions in respect of land (including rights-of-way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other Persons, which do not, individually or in the aggregate detract from the value of, or impair the use of, the property subject thereto or any significant part thereof;

(g)	the reservations, limitations, provisos and conditions in any original grants from the Crown or any governmental authorities of any land or interests therein and statutory exceptions, qualifications and reservations in respect of title;

(h)	defects in title which are not general in application and which do not, individually or in the aggregate, detract from the value of, or impair the use of, the property or any significant part thereof;

(i)	Liens securing Permitted Indebtedness, provided the liens granted under the Security Agreements have priority over such liens securing Permitted Indebtedness.;

(j)	Liens securing Permitted Indebtedness under clause (d) of the definition thereof, provided such Liens are subordinated to the Security and have been pledged to the Security Agent, for and on behalf of the Holders, in each case to the satisfaction of the Majority Holders;

(k)	Liens securing Permitted Indebtedness under clause (e) of the definition thereof provided such Liens are subordinated to the Security, in each case to the satisfaction of the Majority Holders;

(l)	the right reserved to, or vested in, any Person under the terms of any lease, licence, franchise, grant or permit acquired by an Obligor, or under any statutory provision, to terminate any such any lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuation of such right; and

(m)	Liens made or incurred in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the borrowing of money), leases or statutory obligations.

"Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or Governmental Authority.

"Principal Amount" means the aggregate principal amount of the Notes issued and outstanding under this Agreement from time to time.

"Property" means in respect of any Person, all or any portion of its undertaking, property, assets, both real and personal, including for greater certainty any securities in a corporation or ownership interest in any entity. "Property" shall include any real property which is legally or beneficially owned, and to the extent the Company or an Obligor has an interest in real property that is other than legal or beneficial ownership, "Property" shall only include such limited interest.

"Purchase Money Obligations" means any Indebtedness (including without limitation a capitalized lease obligation) incurred or assumed to finance all or any part of the acquisition price (not exceeding the fair market value) of any asset acquired by any of the Company and its Subsidiaries.

“Registration Rights Agreement” is defined in Section 3.1(m).

"Regulatory Approval" means any consent, waiver, approval or other authorization issued by or of a Governmental Authority that is necessary in order to consummate the Transactions.

"Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, including the movement of Contaminants in, on, over or through the environment.

"Relevant Jurisdictions" means, from time to time, with respect to each Obligor, the province, state or territory in Canada or the United States or relevant political subdivision in any other country: (i) where a filing or registration or new Lien document is required in order to protect, perfect or create the Liens on intangible and material tangible assets created by the Security or the interests of the Security Agent, for and on behalf of the Holders, hereunder; or (ii) such other jurisdiction reasonably determined by the Majority Holders as a jurisdiction in which a filing or registration or new Lien document is necessary or advisable to preserve, protect, perfect or create the Lien created by the Security or the interests of the Security Agent, for and on behalf of the Holders, hereunder.

"S&P" means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

"Securities Commissions" means, collectively, the securities commissions or other securities regulatory authorities in each of the provinces and territories of Canada and of the United States and each state thereof.

"Securities Laws" means, collectively, and, as the context may require, all applicable securities laws of each of the provinces and territories of Canada and the respective regulations made thereunder, together with all applicable policy statements, instruments, blanket orders and rulings of the Securities Commissions and all discretionary orders or rulings, if any, of the Securities Commissions made in connection with the transactions contemplated by this Agreement together with applicable published policy statements of the Canadian Securities Administrators, as the context may require.

"Security" means the Liens created by the Security Documents.

"SEC Approval" has the meaning given to such term in Section 8.1(o).

"Security Agent" means AIP Asset Management Inc. (and its successors and assigns) in its capacity as security agent under the Security.

"Security Agreements" is defined in Section 5.1.

"Security Documents" means the Security Agreements, and any other documents, filings or instruments held by the Security Agent, for and on behalf of the Holders, securing or intended to secure repayment of the Obligations, including, without limitation, the security described in Section 5.1.

"Senior Officer" means, in respect of any Person, the individual holding from time to time the position of the president, a vice-president, a director, a manager, the chief executive officer, the chief financial officer or the secretary of that Person.

"Shares" mean shares of the Company’s common stock, par value $0.0001 per share.

"SolBright" means SolBright Renewable Energy, LLC, a limited liability company organized under the laws of the State of South Carolina whose assets will be purchased and transferred to the Company at Closing.

"Solvent" means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property (for clarity, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; and (b) such Person is able to pay its debts and liabilities as they become due. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability;

"Subsidiaries" means any Person directly or indirectly Controlled by another Person from time to time. With respect to Arkados, Subsidiaries shall include (but shall not be limited to) Arkados Energy and Arkados, Inc.

"Super-Majority Holders" means the holder or holders of greater than 95% of the aggregate outstanding principal amount of the Notes.

"Taxes" includes all present and future income, corporation, capital gains, capital, mining, sales, harmonized sales, value-added and goods and services taxes and all stamp, franchise and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever imposed by any Governmental Authority together with interest thereon and penalties with respect thereto, if any, and charges, fees and other amounts made on or in respect thereof;

"Tranche A Notes" means the secured convertible notes issued by the Company hereunder, and includes the Initial Notes;

"Transactions" means all agreements, undertakings, transactions and other dealings relating to or contemplated by the Loan Documents.

"U.S. Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"U.S. Securities Laws" means the U.S. federal securities laws, including without limitation, the U.S. Securities Act and applicable state securities laws.

"Warrants" mean the 2,500,000 warrants issued to the Security Holder on behalf of the Holders, permitting the holders thereof to acquire 2,500,000 Share of the Company’s common stock at an exercise price of $1 per share. Anti-dilution rights similar to those set forth in Section 6.1(d) shall apply in the case of the Warrants. The Warrants shall have a five-year term and a cashless exercise provision permitting, but not requiring, the Security Agent to exercise the warrants in a cashless exercise.

1.2	Gender and Number

Words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3	Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section, paragraph or other portion hereof and include any agreement supplemental hereto.

1.4	Monetary References

Any reference in this Agreement to "Dollars", "dollars" or the sign "$" is a reference to the lawful currency of the United States of America.

1.5	References

Except as otherwise specifically provided, references in this Agreement to any contract, agreement (including this Agreement), document or any other instrument shall be deemed to include references to the same as varied, amended, supplemented, restated or replaced from time to time and references in this Agreement to any enactment, including without limitation, any statute, law, by-law, regulation, ordinance or order, shall be deemed to include references to such enactment as re-enacted, amended, extended or replaced from time to time. References to any Person shall be deemed to include such Person's successors and assigns, or in the case of the Obligors, such Person's permitted successors and assigns.

1.6	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.7	This Agreement to Govern

If there is any inconsistency between the terms of this Agreement and the terms of any Security Document, the provisions of this Agreement will prevail to the extent of the inconsistency.

1.8	Actions on Days Other Than Business Days

Except as otherwise specifically provided herein, where any payment is required to be made or any other action is required to be taken on a particular day and such day is not a Business Day and, as a result, such payment cannot be made or action cannot be taken on such day, then this Agreement shall be deemed to provide that such payment shall be made or such action shall be taken on the first Business Day after such day.

1.9	Interest Act

For the purposes of the Interest Act (Canada) and disclosure under such Act, whenever interest to be paid under this Agreement or any Loan Document is to be calculated on the basis of a year of 365 days or 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365, 360 or such other period of time, as the case may be.

1.10	Meaning of 'outstanding' for certain purposes

Each Note will be deemed to be outstanding from the time it is issued until it is cancelled or delivered to the Company for cancellation, provided that, for the purpose of any provision of this Agreement referencing or entitling the Holder thereof to vote, sign consents, requests or other instruments or take any other action, Notes owned by the Company will be disregarded. Notes that have been partially redeemed, prepaid or repaid, will be deemed to be outstanding only to the extent of the unredeemed or unconverted part of the principal amount thereof.

1.11	Permitted Liens

The ability of the Obligors to incur or suffer to exist Permitted Liens is not, and shall not be construed as, a subordination, constructive or otherwise, of the Security to any such Permitted Lien.

Article 2

AUTHORIZATION, PURCHASE AND SALE OF NOTES

2.1	Authorization of Notes

The Company has authorized the issue and sale of Tranche A Notes in an aggregate principal amount of $2,500,000.00. The Tranche A Notes shall be substantially in the form set out in Exhibit 1, unless otherwise agreed to by the Company and the Majority Holders.

2.2	Sale and Purchase of Notes; Issuance of Notes

(a)           Subject to the terms and conditions set forth in this Agreement, including, without limitation, the conditions set out in Section 3.1, on the Closing Date, the Company shall issue and sell to the Holders and the Holders shall purchase from the Company a Tranche A Note in the aggregate principal amount of $2,500,000 (the "Initial Notes") for an aggregate purchase price equal to $2,125,000 (the Tranche A Notes having original issue discount of 15 percent), less any deductions permitted in accordance with Article 4. On the Closing Date, the Company shall deliver to the Holders the Initial Notes in the form of a single Tranche A Note (or such greater number of Notes in denominations of at least $50,000, and increments of $50,000 in excess thereof, as a Holder may request) dated the Closing Date and registered in such Holders' names (or in the names of their respective nominees), against delivery by such Holders to the Company of immediately available funds in the amount of the purchase price therefor as set out in this Section 2.2(a) by certified cheque, bank draft or wire transfer of immediately available funds for the account of the Company, in each case, to be deposited in an account that is a Collateral Account.

(b)           If on the Closing Date, the Company fails to tender a Note to the applicable Holder as provided herein, or any of the conditions specified in Section 3.1 or Section 3.2, as applicable, or agreed between the Company and the Majority Holders have not been fulfilled to the Majority Holders' satisfaction, such Holder may, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Holder may have by reason of such failure or nonfulfillment.

2.3	Pari-Passu Ranking

All Notes issued hereunder will rank pari-passu with all other Notes issued under this Agreement. No amendments may be made to any Note without the same amendments being made to the other Notes. Any and all payments of principal and interest made to any holder of the Notes shall be made rateably to all Holders. Any security granted to secure the obligations of the Company to any Holder shall be granted in favour of the Security Agent, for and on behalf the Holders.

2.4	Legend

Each certificate representing the Tranche A Notes shall bear the following legends:

THE NOTE REPRESENTED BY THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND IS OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THIS NOTE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF ONLY IF REGISTERED AND QUALIFIED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR IN RELIANCE ON EXEMPTIONS FROM THE SUCH REGISTRATION AND QUALIFICATION.

Article 3

CONDITIONS TO CLOSING OF NOTES

3.1	Conditions to Closing of Initial Notes

The obligations of the Holders to purchase and pay for the Initial Notes to be sold to the Holders pursuant to Article 2 are subject to the fulfillment to the Holders' satisfaction of the following conditions on or prior to the Closing Date (which conditions are for the sole and exclusive benefit of the Holders and may be waived in writing by the Holders in their sole discretion):

(a)	each of the Loan Documents shall have been executed and delivered by all parties thereto, in form and substance satisfactory to the Security Agent (in its discretion except if instructed by the Majority Holders), including for greater certainty, the Initial Notes;

(b)	the representations and warranties of the Company and the other Obligors in this Agreement and the other Loan Documents shall be true and correct;

(c)	no Default or Event of Default shall have occurred and be continuing nor would any Default or Event of Default occur after giving effect to this Agreement or the issuance of the Initial Notes;

(d)	no event shall have occurred which, individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect;

(e)	each of the Obligors shall have obtained all Regulatory Approvals and any other approvals, waivers, consents and authorizations required on the Closing Date to permit the Transactions to proceed in compliance with Applicable Law shall have been obtained and evidence thereof shall have been provided to the Holders;

(f)	the filings and registrations shall have been made to perfect the Security in all jurisdictions reasonably required by the Security Agent (in its discretion except if instructed by the Majority Holders), and the Security shall constitute, subject only to Permitted Liens, a first ranking charge over the Property of the Company and the Obligors (except as otherwise agreed by the Security Agent (in its discretion except if instructed by the Majority Holders) and except for Property as to which the Security Agent (in its discretion except if instructed by the Majority Holders) shall have determined in its reasonable discretion that the costs of obtaining or perfecting such Security is excessive in relation to the value of the Security to be offered thereby);

(g)	the Security Agent, for and on behalf of the Holders, shall have received the following, in form and substance reasonably satisfactory to the Security Agent (in its discretion except if instructed by the Majority Holders):

(i)	a certificate of a Senior Officer of the Company and each other Obligor (other than Obligors that are individuals) certifying as to compliance with Section 3.1(b), 3.1(c), 3.1(d), 3.1(e) and 3.1(f) and that attached thereto are true and correct copies of the following documents, and that such documents are in full force and effect, unamended:

(A)	the certificate of formation, operating agreement and all other organizational documents of the Company and such Obligor;

(B)	a certificate of incumbency including true specimen signatures of officers or managers of the Company and such Obligor, as applicable who have executed this Agreement and/or any of the Loan Documents; and

(C)	resolutions of its board of directors (or managers in the case of a limited liability company) evidencing that all necessary action (if any), has been taken by the Company and such Obligor, as applicable, to authorize the execution, delivery and performance of the Loan Documents to which it is a party; and

(ii)	a certificate of good standing or similar certificate with respect to the Company and each other Obligor (other than Obligors that are individuals) issued by appropriate government officials of its jurisdiction of organization and any other jurisdiction in which the Company and such Obligor conducts business;

(h)	the Holders and the Security Agent, shall have received customary opinions of counsel to the Company and the other Obligors acceptable to the Security Agent (in its discretion except if instructed by the Majority Holders), including opinions with respect to the enforceability of the Loan Documents, compliance with applicable Securities Laws and U.S. Securities Laws, no Regulatory Approvals are required in connection with the Transactions other than those that have been obtained;

(i)	completion of all credit, collateral, business, financial, accounting, management, technical, operational and legal due diligence in form and substance satisfactory in all respects to the Security Agent (in its discretion except if instructed by the Majority Holders);

(j)	the Company and each other Obligor shall establish and maintain at its expense blocked accounts as the Security Agent (in its discretion except if instructed by the Majority Holders) may specify, with such banks as are acceptable to the Security Agent (in its discretion except if instructed by the Majority Holders);

(k)	the Security Agent (who shall promptly provide to each Holder) shall have received and (in its discretion except if instructed by the Majority Holders) be satisfied with (i) a detailed schedule of sources and uses of the proceeds from the Notes, (ii) independent, third-party reports, expert opinions and valuations of the business and assets of each of the Company and Subsidiaries; (iii) cash management, collateral, inter-creditor agreements, hedging policies, and financial control systems and reporting capability of each of the Company and Subsidiaries; (iv) compliance by each of the Company and Subsidiaries, in all respects deemed material by the Holders, with applicable product approvals, licenses, environmental, health and safety, pension plan, labour statutes, and other government regulations in each province, state or jurisdiction in which the Company and Subsidiaries carry on business; (v) certificate showing sufficient amount of Collateral and availability for Initial Notes to be issued on the Closing Date and closing balance sheet; (vi) Regulatory Approvals; and (vii) background checks on key principals, managers and officers of the Company and Subsidiaries;

(l)	the Security Agent (who shall promptly provide to each Holder) shall have received, or shall receive within ten (10) days of the Closing, and (in its discretion except if instructed by the Majority Holders) be satisfied with (i) lock-up agreements from each shareholder of Arkados who owns five percent or more of the securities of Arkados, which lock-up agreements provide that each such shareholder will not sell or dispose of its equity securities in Arkados at any time any Note is outstanding and for ten days thereafter without the consent of the Security Agent, which consent may be denied for any reason, and (ii) evidence that the stock transfer agent for Arkados has put in place transfer restrictions on certificates representing such equity securities;

(m)	the Security Agent (who shall promptly provide to each Holder) shall have received and (in its discretion except if instructed by the Majority Holders) be satisfied with a registration rights agreement (“Registration Rights Agreement”) with the Company pursuant to which (i) the Security Holder may demand, at any time that any Notes are outstanding, that the Company file, if the Company is eligible to use a Form S-3 registration statement, as soon as reasonably practicable, but in no event more than 90 days following such demand, a registration statement (on Form S-3) to register (i) the Shares into which the Notes may be converted, and (ii) (collectively the “Note Holders Shares”), (ii) the Company shall bear registration expenses (exclusive of underwriting discounts and commissions) of all such registration (including the expense of one special counsel to the Security Agent not to exceed $25,000), (iii) the Security Agent shall be entitled to “piggy-back” registration rights on all Company registrations undertaken by the Company while the Notes are outstanding, and (iv) such registration statement shall remain effective for 120 days after such registration statement is declared effective by the U.S. Securities and Exchange Commission, and which Registration Rights Agreement contains such other provisions as the Security Agent reasonably requires. Notwithstanding the foregoing obligations, if the Company furnishes to the Security Agent after such request for registration, a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred fifty (150) days after the request of Security Agent is given.

(n)	all fees and expenses contemplated by Section 4.10 shall have been paid in full by the Company or shall be paid out of the purchase price for the Initial Notes on the Closing Date;

(o)	prior to the issuance of the Tranche A Notes, the Security Agent shall have received confirmation from the Company that it has raised enough cash (excluding any cash received by the Company for Shares purchased by the Security Agent for and on behalf of the Holder) in a securities offering to complete the acquisition of substantially all of the assets of SolBright but no less than net cash of $700,000 in a manner satisfactory to the Security Agent.

(p)	The Company shall have issued the Warrants simultaneously with the Closing.

Article 4

PAYMENTS

4.1	Calculation and Payment of Interest

(a)           Each Note shall have original issue discount of 15 percent, and Interest shall accrue on the Principal Amount of each Note from and including the date of issuance until repayment in full. The interest shall accrue from day to day at the applicable Interest Rate, both before and after default, demand, maturity and judgment, and shall be calculated on the basis of the actual number of days elapsed and on the basis of a year of 365 or 366 days, as applicable.

(b)           The Notes shall bear interest on the Principal Amount at rate per annum equal to 10% per annum plus, if an Event of Default has occurred, an additional 10% per annum while such Event of Default continues (the "Interest Rate"). Subject to Section 4.1(c), interest shall be calculated and payable monthly, in advance on the first day of each month (each, an "Interest Payment Date") until the entire Principal Amount of each Note has been repaid in full.

(c)           The interest for the first month any Notes are outstanding shall be payable by the Company to the Holders, in advance, on the Closing Date, as applicable, out of the purchase price of such Notes and shall be non-refundable regardless if the Notes are redeemed or otherwise repaid or converted prior to the Maturity Date.

4.2	Commitment Fee

A commitment fee in the total amount of $225,000 shall be paid to the Security Agent, and the Security Agent acknowledges the receipt of such commitment fee by the Company, which is fully earned and non-refundable.

4.3	Closing Fee

The Company shall pay to the Security Agent for and on behalf of the Holders a closing fee of $125,000 (the "Closing Fee"), which shall be due and payable on the Closing Date and shall be paid to the Security Agent out of the proceeds of the purchase price of the Initial Notes. The closing fee shall be fully earned on the Closing Date and shall be non-refundable regardless if the Notes are redeemed or otherwise repaid or converted prior to the Maturity Date.

4.4	Break Fee

If the Company does not issue Notes to the applicable Holder in accordance with the terms set forth in this Agreement in circumstances where the Holders are willing to purchase such Notes, the Company shall pay to Security Agent the Break Fee.

4.5	Mandatory Repayment

The Principal Amount and all other accrued and unpaid interest and other amounts payable under this Agreement, shall be due and payable by the Company in full on the Maturity Date or such earlier date as may be provided for herein, including upon acceleration after the occurrence of an Event of Default.

4.6	Prepayment Option

The Company may, with the prior written consent of the Majority Holders, prepay any portion of or all of the Principal Amount of the Notes outstanding together with all accrued and unpaid interest thereon as follows:

(a)	If prepaid by the Company within 180 days, at 110% of the outstanding balance;

(b)	If prepaid by the Company between 181 days and 270 days, at 115% of the outstanding balance;

(c)	If prepaid by the Company after 270 days and prior to maturity, at 120% of the outstanding balance.

4.7	Payments Generally

All payments made pursuant to this Agreement (in respect of principal, interest or otherwise) shall be made by the Company to the Holders no later than 1:00 p.m. (Toronto time) on the due date thereof by way of wire transfer of immediately available funds by or on behalf of the Company to the account specified therefor by each Holder. Any payments received by any Holder after such time shall be considered for all purposes as having been made on the next following Business Day unless the applicable Holder otherwise agrees in writing.

4.8	Payments - No Deduction

(a)           All payments made in respect of this Agreement (in respect of principal, interest or otherwise) shall, except as required by Applicable Law, be made in full without set-off or counterclaim, and free of and without deduction or withholding for any present or future Taxes, other than Excluded Taxes, provided that if the Company is required by Applicable Law to deduct or withhold any Taxes, other than Excluded Taxes, from or in respect of any payment or sum payable to any Holder, the payment or sum payable will be increased as necessary so that after making all such deductions or withholdings, such Holder receives an amount equal to the sum it would have received if no such deduction or withholding had been made and the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)           If any Holder becomes liable for any such Tax in the jurisdiction in which the Company is located solely as a result of a payment being made without such Tax in that jurisdiction having been deducted or withheld, the Company shall indemnify such Holder for such Tax and any interest and penalties thereon, and the indemnity payment will be increased as necessary so that after the imposition of such Tax in that jurisdiction on the indemnity payment (including such Tax in respect of any such increase in the indemnity payment), such Holder receives the full amount of such Taxes for which it is liable in that jurisdiction.

(c)           Notwithstanding the foregoing, the Company shall not be required to pay additional amounts in respect of: (i) Excluded Taxes; or (ii) amounts paid or credited to a "non-resident" for the purposes of the Income Tax Act (Canada).

4.9	Illegality

If any Applicable Law coming into force after the Closing Date, or if any change in any existing Applicable Law or in the interpretation or application thereof by any court or Governmental Authority, now or hereafter makes it unlawful for any Holder to have subscribed for or hold the Notes or to give effect to its obligations in respect thereof, such Holder may, by written notice thereof to the Company, declare its obligations under this Agreement to be terminated, and the Company shall prepay, within the time required by such law, the Principal Amount together with accrued interest thereon and any other amounts owing under this Agreement as may be applicable to the date of such payment. If any such event will, in the opinion of such Holder, affect only part of this Agreement, the remainder will be unaffected and the corresponding obligations of the Company under the Loan Documents will continue.

4.10	Payment of Costs and Expenses

The Company shall pay to the Security Agent and the Holders, on demand, all reasonable costs and expenses of each of the Security Agent and the Holders and each one's agents and any receiver or receiver-manager appointed by the Security Agent or by a court (including, without limitation, all fees, out-of-pocket expenses and disbursements of legal counsel) in connection with this Agreement and the other Loan Documents, including, without limitation:

(a)	costs and expenses incurred in connection the preparation of this Agreement or any of the other Loan Documents;

(b)	reasonable costs and expenses incurred obtaining advice as to the Holders' and/or the Security and/or Monitoring Agents’ rights and responsibilities under this Agreement or the other Loan Documents; and

reasonable costs and expenses incurred in connection with the defence, establishment, protection or enforcement of any of the rights or remedies of the Holders and/or the Security Agent under this Agreement or any of the other Loan Documents including, without limitation, all costs and expenses of establishing the validity and enforceability of, or of collection of amounts owing under, any of the Security Documents or any enforcement of the Security including, without limitation, reasonable fees, expenses and disbursement of legal counsel to the Security Agent incurred in connection therewith.

4.11	Indemnities

The Company shall indemnify and save harmless the Security Agent and the Holders from all claims, demands, liabilities, damages, losses, costs, charges and expenses (including the fees, out-of-pocket expenses and disbursements of legal counsel to the Security Agent or the Holders), which may be incurred by the Security Agent or the Holders as a consequence of or in respect of: (a) default by the Company in the payment when due of any Obligation or any other Default or Event of Default hereunder; (b) the failure of the Company or any other Obligor to apply the proceeds of the Notes as agreed herein; (c) the failure of any representation or warranty contained in this Agreement, in any Loan Document or in any other agreement, certificate, instrument or other document delivered pursuant to this Agreement or any Loan Document to be true and accurate in all material respects; and (d) any breach or non-performance by the Company of any covenant to be performed by it contained in this Agreement, in any Loan Document or in any other agreement, certificate, instrument or other document delivered pursuant to this Agreement or any Loan Document. A certificate of an officer of any Security Agent or any Holder as to any such claim, demand, liability, damage, loss, cost, charge or expense and containing reasonable details of the calculation shall be prima facie evidence of the amount of such claim, demand, liability, damage, loss, cost, charge or expense. Notwithstanding the foregoing provisions of this Section 4.11, the Company shall not be obligated to indemnify any Person under this Section 4.11 for any claim, demand, liability, damage, loss, cost, charge or expense to the extent that such claim, demand, liability, damage, loss, cost, charge or expense results from the gross negligence, fraud or wilful misconduct of such Person or the default by such Person in the performance of its material obligations under this Agreement.

4.12	Maximum Rate of Interest

Notwithstanding anything herein or in any of the other Loan Documents to the contrary, in the event that any provision of this Agreement or any other Loan Documents would oblige the Company to make any payment of interest or other amount payable to the Holders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Holders of interest at a criminal or prohibited rate (as such terms are construed under the Criminal Code (Canada) or any other Applicable Law), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with the same effect as if adjusted at the Closing Date to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Holders of interest at a criminal or prohibited rate, such adjustment to be effected to the extent necessary in each case, as follows (a) by reducing any fees and other amounts which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada) or any other Applicable Law; and (b) by reducing the Interest Rate.

Article 5

SECURITY

5.1	Security

As security for the due and punctual payment of all of the Obligations, the Company shall, and shall cause each other Obligor, to contemporaneously with the execution of this Agreement, deliver or cause to be delivered to the Security Agent, for and behalf of the Holders, in form and substance satisfactory the Majority Holders and their counsel (collectively, the "Security Agreements"):

(a)	the General Security Agreement;

(b)	the Blocked Account Agreement;

(c)	a Guarantee or Guarantee and Security Agreement from each related party, material Subsidiary and/or Affiliate of the Company other than the Guarantors, as deemed necessary by the Majority Holders, in their sole discretion, including, but not necessarily limited to, Arkados and Arkados Energy;

(d)	a Guarantee or Guarantee and Security Agreement from Terrence DeFranco, as deemed necessary by the Majority Holders, in their sole discretion, with a guaranty of not less than $200,000, in form and substance satisfactory to the Security Agent.

(e)	Certificates representing 100 percent of the issued and outstanding equity securities or membership interests, as the case may be, of Arkados and Arkados Energy, which certificate (or certificates) is (or are) endorsed and in blank; and

(f)	The Confessions of Judgment; and

(g)	all other documentation, consents and authorizations necessary in order to make valid and effective the aforementioned agreements.

5.2	Further Assurances - Security

The Company shall take or cause to be taken such action and execute and deliver or cause to be executed and delivered to the Security Agent, for and on behalf of the Holders, such agreements, documents and instruments as the Majority Holders may request, and register, file or record the same (or a notice or financing statement in respect thereof) in all offices where such registration, filing or recording is, in the opinion of the Majority Holders or their counsel, necessary or advisable to constitute, perfect and maintain the Security in all jurisdictions reasonably required by the Majority Holders, in each case within a reasonable time after the request therefor, and in each case in form and substance satisfactory to the Majority Holders and their counsel. For greater certainty, to the extent that the Majority Holders consent to an amalgamation, consolidation, merger, winding-up or dissolution of an Obligor, the Obligor taking such action shall execute and deliver such agreements and other documents which the Majority Holders may reasonably require to ensure the continued validity, enforceability and effectiveness of the Security.

5.3	Security Effective Notwithstanding Date of Advance

The Security will be effective and the obligations under this Agreement and the other Loan Documents with respect thereto will be continuing, whether the monies hereby or thereby secured or any part thereof is advanced before or after or at the same time as the creation of any such Security or before or after or upon the date of execution of this Agreement. The Security will not be affected by any payments in respect of the Notes or any of the other Loan Documents, but will constitute continuing security to and in favour of the Security Agent, for and on behalf of the Holders, for the Obligations from time to time.

5.4	No Merger

The Security shall not merge in any other security. No judgment obtained by or on behalf of the Holders shall in any way affect any of the provisions of this Agreement, the other Loan Documents or the Security. For greater certainty, no judgment obtained by or on behalf of the Holders shall in any way affect the obligation of the Company to pay principal, interest or other amounts at the rates, times and in the manner provided in this Agreement.

5.5	Release of Security

Following due payment and performance in full of all Obligations of the Company and the other Obligors under this Agreement and the other Loan Documents, the Security Agent shall, at the request, cost and expense of the Company, release and discharge its rights and interests in the Property subject to the Security. In addition, if any Property of the Company or the other Obligors is disposed of as permitted by this Agreement and/or the Loan Documents, or is otherwise released from the Security at the direction or with the consent of the Majority Holders, at the request and expense of the Company (on satisfaction, or on being assured of concurrent satisfaction, of any condition to or obligation imposed with respect to such disposition), Security Agent shall discharge such Property from the Security at the Company's request in writing and at the cost and expense of the Company, and deliver and reassign to the Company any of such Property then in the possession of the Security Agent.

Article 6

CONVERSION OF NOTES

6.1	Applicability of Article

Each Holder has the right, at such Holder’s option, to convert at any time the Tranche A Notes issued hereunder (in whole or in part) into Shares of the Company. The number of Shares into which a Tranche A Note may be converted shall be determined as follows:

(a)	The Principal Amount of such Note, together with accrued and unpaid interest and any other amount then payable under such Note (or such portion thereof as the Note Holder desires to convert), shall be converted into a number of shares at the conversion price of $0.80 per share, except as otherwise provided in this Section 6.1.

(b)	In the event the Company has not raised at least $500,000 in an offering of its common stock within 90 following Closing, the conversion price shall be $0.60 per share instead of the $0.80 per share set forth in Section 6.1(a).

(c)	In the event of an Event of Default that has not been cured at the time of conversion, the conversion price shall be the lesser of (i) the closing bid of the Company’s Shares on the day notice of conversion is given or (ii) 75 percent of the price of Shares in any registered offering, if notice of conversion is given when the registration statement for such offering is effective, instead of the $0.80 per share or $0.60 per share set forth in Section 6.1(a) or (b).

(d)	The number of shares determined under Section 6.1(a), (b), or (c) shall be adjusted to reflect (that is, to provide the same after-conversion percentage ownership as if the following event had not occurred)any (i) forward and reverse stock splits, stock dividends, and similar events which, while they change the number of shares outstanding, do not change the relative ownership of the stockholders; (ii) capital reorganizations, mergers, and similar events which cause changes in the common stock into which a convertible security may be converted or for which a warrant or option may be exercised; and (iii) issuances of additional shares of common or preferred stock, common or preferred stock equivalents, and options, warrants, or convertible securities convertible into common or preferred stock or common or preferred stock equivalents at prices below the conversion rate or exercise price of the convertible or exercisable security at a price below $1.60 per share. For these purposes, all such options, warrants, or convertible securities shall be deemed to be exercised or converted upon their issuance.

(e)	The Company represents and covenants to Security Holder and each Note Holder that (i) upon issuance, all the Shares issued to a Note Holder under this Section 6.1 shall be duly authorized, validly issued, fully paid and non-assessable. The Company will use its reasonable best efforts to cause the Shares to become registered under U.S. Securities Laws and freely tradable within one hundred and twenty (120) days of Closing.

6.2	Manner of Exercise of Right to Convert

(a)           The Holder of a Tranche A Note desiring to convert such Note, in whole or in part, into Shares of the Company shall surrender such Note to the Company at its principal office together with a written conversion notice (the "Notice of Conversion"), substantially in the form as set forth on Exhibit 2 hereto, stating (i) the principal amount of the outstanding Note to be converted into Shares of the Company and (ii) the Percentage Interest to be issued to such Holder upon conversion of such Note pursuant to Section 6.1. The date on which the Notice of Conversion is delivered to the Company is referred to herein as the "Date of Conversion". Effective as of the Date of Conversion, such Holder shall be admitted as a shareholder of the Company and shall be issued such Percentage Interest as set forth in the applicable Notice of Conversion. Within three (3) Business Days after receipt by the Company of the Notice of Conversion form such Holder, the Company shall deliver to such Holder (i) any payment of interest to which such Holder is entitled in accordance with Section 6.2(c) and (ii) duly-authorized, validly-issued, fully-paid, and non-assessable Shares, issuance of which is covered by an effective registration statement.

(b)           Upon a Holder of any Note exercising the right of conversion in respect of only a part of the Note and surrendering such Note to the Company in accordance with Section 6.2(a), the Company shall cancel the same and shall without charge forthwith certify and deliver to the Holder a new Note in a principal amount equal to the unconverted part of the principal amount of the Note so surrendered.

(c)           The Holder of a Note surrendered for conversion in accordance with this Section 6.2 shall be entitled to receive accrued and unpaid interest in respect thereof up to the Interest Payment Date on or immediately preceding the Date of Conversion of such Notes, but there shall be no payment or adjustment by the Company on account of any interest accrued or accruing on such Notes from the latest Interest Payment Date until the Date of Conversion (unless the Date of Conversion occurs on the Interest Payment Date).

6.3	Cancellation of Converted Notes

Subject to the provisions of Section 6.2 as to Notes converted in part, all Notes converted in whole or in part under the provisions of this Article 6 shall be forthwith delivered to and cancelled by the Company and no Note shall be issued in substitution therefor.

Article 7

REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties of the Company and the Guarantors

Except as disclosed on the Disclosure Schedule, each of the Company and the Guarantors represents and warrants to the Holders, acknowledging and confirming that the Holders are relying thereon without independent inquiry, that:

(a)	Organization and Qualification. Each of the Company and Subsidiaries duly organized, validity existing and in good standing under the laws of its jurisdiction of organization. Each of the Company has the power and authority to carry on its business, own property, borrow monies and enter into agreements therefor, execute and deliver the Loan Documents to which it is a party and observe and perform the terms and provisions thereof. Each of Terrence DeFranco has the capacity to execute and deliver the Loan Documents to which he is a party and observe and perform the terms and provisions thereof.

(b)	Conflict With Other Instruments. The execution and delivery by each of the Company and Subsidiaries of the Loan Documents to which it is a party and the performance by each such Obligor of its obligations thereunder and compliance with the terms, conditions and provisions thereof, will not conflict with or result in a breach in any material respect of any of the terms, conditions or provisions of (a) its organizational documents (including any operating agreements) or by-laws, (b) any Applicable Law, (c) any resolution of the members or managers of the Obligors, or (d) any contractual restriction binding on or affecting it or its material properties. The execution and delivery by each of Terrence DeFranco of each of the Loan Documents to which he is a party and the performance by each such Obligor of his obligations thereunder and compliance with the terms, conditions and provisions thereof will not conflict with or result in a breach in any material respect of any of the terms, conditions or provisions of (a) any contractual restriction binding on or affecting him or his material properties; or (b) any Applicable Law.

(c)	Authorization. The execution and delivery of each of the Loan Documents by each of the Obligors which is a party thereto and the performance by each of the Obligors of their respective obligations thereunder have been duly authorized by all necessary limited liability company action on the part of each Obligor and any actions required under Applicable Law.

(d)	Governmental Consent. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by the Obligors of this Agreement and the other Loan Documents to which each is a party, or the consummation by the Obligors of any other transactions contemplated hereby or thereby, except (i) as may have been made or obtained prior to the date of this Agreement or obtained after the Closing Date in accordance with the terms of the Loan Documents, (ii) the filing of such notices as may be required under the U.S. Securities Act or any Securities Laws and (iii) such filings as may be required under applicable state U.S. Securities Laws, which will be timely filed within the applicable periods therefor.

(e)	Execution and Binding Obligation. This Agreement and the other Loan Documents have been duly executed and delivered by each of the Obligors which is a party thereto and constitute legal, valid and binding obligations of each of the Obligors which is a party thereto, enforceable against it in accordance with their respective terms, subject only to any limitation under Applicable Laws relating to (i) bankruptcy, insolvency, reorganization, moratorium or creditors' rights generally; (ii) the fact that specific performance and injunctive relief may only be given at the discretion of the courts; and (iii) the equitable or statutory powers of the courts to stay proceedings before them and to stay the execution of judgments.

(f)	Offering. Subject to the accuracy of the Holders' representations and warranties in Section 7.3, the offer, sale and issuance of the Notes to be issued in conformity with the terms of this Agreement and the issuance of the Shares upon conversion of the Notes pursuant to Article 6 constitute transactions exempt from the registration requirements of Section 5 of the U.S. Securities Act.

(g)	Ownership of Property. Each of the Obligors has good and marketable title to all of its properties and assets, free and clear of all Liens, except for Permitted Liens. All Intellectual Property owned by each Obligor is described in Schedule 7.1(g) hereof.

(h)	Compliance with Laws. The Company and each other Obligor is in compliance with all Applicable Law, except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect.

(i)	No Violation. Neither the Company nor any other Obligor has violated any law or any governmental regulation or requirement which violation has had or could reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Obligor has received notice of any such violation.

(j)	No Default. No Default or Event of Default has occurred and is continuing.

(k)	Litigation, Etc. Except as disclosed in Schedule 7.1(k), there are no actions, suits, proceedings, trade disputes, orders, investigations or claims pending, taken or, to the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries or any Obligor (or to the Company's knowledge, pending or threatened against or affecting any of the managers, officers, members or employees of the Company, its Subsidiaries or any Obligor with respect to their respective businesses or proposed business activities), or pending or threatened by the Company, any of its Subsidiaries or any Obligor against any third party, at law or in equity, or before any arbitrator or by any Governmental Authority (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement). None of the Company, any Subsidiary of the Company or any other Obligor is subject to any judgment, order or decree of any court or other Governmental Authority.

(l)	Tax Liability. The Company and each other Obligor has filed all tax returns which are required to be filed and has paid all taxes, interest and penalties, if any, which have become due pursuant to such returns or pursuant to any assessment received by it, except any such assessment which is being contested in good faith by proper legal proceedings. Without limiting the foregoing all employee source deductions (including income taxes, employment insurance and pension plans) payroll taxes and workers' compensation dues are currently paid and up to date.

(m)	Financial Statements. The annual audited financial statements of Company and Subsidiaries and the quarterly unaudited financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Company and Subsidiaries as at such date and the results of its operations for the fiscal period then ended. Since the date of such financial statements, there has been no event which could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 7.1(m), none of the Company nor any other Subsidiary of the Company has on the date hereof any contingent liabilities, liabilities, liabilities for taxes, long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments which have not been disclosed in such financial statements to the extent required by GAAP.

(n)	Subsidiaries. As at the date hereof, the Company has no Subsidiaries except as set forth in Schedule 7.1(n). Each such Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, possesses all requisite limited liability company power and authority and all material licenses, permits, registrations and authorizations necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify. All of the outstanding shares of the Company and shares or membership interests (as applicable) of Subsidiaries are validly issued, fully paid and nonassessable, and all such membership interests are owned by the Company free and clear of any Liens other than Permitted Liens and are not subject to any option or right to purchase any such membership interests. Except as set forth in Schedule 7.1(n), neither the Company nor any Subsidiary of the Company owns or holds the right to acquire any membership interests or shares of stock or any other security or interest in any other Person.

(o)	Absence of Undisclosed Liabilities. None of the Obligors has any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Obligor, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the closing of the transactions contemplated by this Agreement, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to such date.

(p)	No Material Adverse Effect. No Material Adverse Effect has occurred and is continuing.

(q)	Insurance. Neither the Company, any of its Subsidiaries, nor any other Obligor (other than Obligors that are individuals) is in material default with respect to its obligations under any insurance policy maintained by it, and neither the Company, any of its Subsidiaries, nor any other Obligor (other than Obligors that are individuals) has been denied coverage. The insurance coverage of the Company, its Subsidiaries and each other Obligor (other than Obligors that are individuals) is customary for prudent limited liability companies of similar size engaged in similar lines of business.

(r)	Employment and Labour.

(i)	Except for the employment agreement between the Company and Terrence DeFranco and Patrick Hassel, and neither the Company nor any Subsidiary is a party to any agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer, other than any common law obligations of reasonable notice of termination or pay in lieu thereof and any statutory obligations.

(ii)	Neither the Company nor any Subsidiary is subject to any collective bargaining agreements, and there are no current, pending or, to the knowledge of the Company, threatened strikes or lockouts at the Company or any Subsidiary.

(iii)	Neither the Company nor any Subsidiary is subject to any litigation, actual or, to the knowledge of the Company, threatened, relating to employment or termination of employment of employees or independent contractors.

(iv)	The Company and each Subsidiary has operated in accordance with all Applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations and there are no current, pending or, to the knowledge of the Company, threatened proceedings before any board or tribunal with respect to any of the above areas.

(v)	There are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Company or any Subsidiary.

(s)	Environmental and Safety Matters. To the Company's knowledge: (a) the Company and each Subsidiary has in all material respects complied with and are currently in compliance in all material respects with all Environmental Laws, and neither the Company nor its Subsidiaries have received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory response or remedial obligations arising under Environmental Laws which relate to the Company or its Subsidiaries or any of its properties or facilities, and (b) without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained and complied in all material respects, and are currently in compliance in all material respects, with all permits, licenses and other authorizations that may be required pursuant to any Environmental Laws for the occupancy of their properties or facilities or the operation of their businesses.

(t)	Affiliated Transactions. Except a set forth on Schedule 7.1(t), no officer, manager, member or Affiliate of the Company or any of its Subsidiaries or any individual known to be related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment, transaction or arrangement with any the Company or any of its Subsidiaries or has any material interest in any material property used by the Company or any of its Subsidiaries.

(u)	Solvency. The Company, each Subsidiary and each other Obligor is on the date hereof, and after the incurrence of all Indebtedness hereunder and the other Loan Documents will be and will continue to be, Solvent.

7.2	Survival of Representations and Warranties

The representations and warranties herein set forth or contained in any certificates or notices delivered to the Holders pursuant hereto and shall continue in full force and effect (as of the date when made or deemed to be made) so long as any amounts are owing by the Company to the Holders hereunder unless waived by the Security on a case by case basis.

7.3	Representations and Warranties of the Holders

Each Holder, by purchasing a Note hereunder, represents and warrants to the Company that:

(a)	it is an "accredited investor" as defined under National Instrument 45-106 - Prospectus Exemptions or in section 73.3 of the Securities Act (Ontario) and SEC Regulation D Rule 501(a);

(b)	it is acquiring the Notes as principal and for its own account, not as nominee or agent, and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the U.S. Securities Act;

(c)	it has the corporate power and authority to execute and deliver the Loan Documents to which it is a party and observe and perform the terms and provisions thereof; and

(d)	the execution and delivery of the Loan Documents and the performance by it of its obligations thereunder and compliance with the terms, conditions and provisions thereof, will not conflict with or result in a breach in any material respect of any of the terms, conditions or provisions of (i) its constitution or organizational documents (including any shareholders' agreements) or by-laws, (ii) any Applicable Law, or (iii) any material judgment, injunction, determination or award which is binding on it.

Article 8

COVENANTS

8.1	Affirmative Covenants

Except as otherwise consented to by the Majority Holders and for so long as any amounts are owing by the Company to the Holders hereunder, the Company shall, and shall cause each of the Guarantors, as applicable, to:

(a)	Punctual Payment. Pay or cause to be paid all Obligations falling due hereunder on the dates and in the manner specified herein;

(b)	Conduct of Business. Do or cause to be done all things necessary or desirable to maintain its limited liability company existence in its present jurisdiction of organization, to maintain its limited liability company power and capacity to own its Property, and to carry on the Business in a commercially reasonable manner;

(c)	Compliance with Applicable Law and Contracts. Comply in all material respects with: (i) the requirements of all Applicable Law and (ii) all obligations which, if contravened, would give rise to a Lien over any of its property ranking in priority to the Security;

(d)	Accounting Methods and Financial Records. Maintain a system of accounting which is established and administered in accordance with GAAP, keep adequate records and books of account in which accurate and complete entries shall be made in accordance with GAAP reflecting all transactions required to be reflected by GAAP and keep accurate and complete records of any property owned by it;

(e)	Maintenance of Property. Maintain all of its Property used in the Business in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make or cause to be made all necessary and appropriate repairs, renewals, replacements, additions and improvements thereto;

(f)	Insurance. Maintain insurance on its Property with financially sound and reputable insurance companies or associations including all-risk property insurance, comprehensive general liability insurance, errors and omissions insurance and business interruption insurance in amounts and against risks that are determined to be appropriate by the Company and the Obligors acting prudently;

(g)	Security. Take such action from time to time as shall be necessary to ensure that the Security at all times constitutes a perfected Lien over the Property, subject only to Permitted Liens;

(h)	Consents and Approvals. Upon request by the Security Agent (who may in its discretion and shall, if instructed in writing by the Majority Holders, make such request), take such steps that are commercially reasonable to obtain any approvals or consents required now or in the future to permit (i) any asset over which the Security Agent, for and on behalf of the Holders, has or may have a security interest to be transferable to the Security Agent and by it to any other Person free of any restrictions in transfer; (ii) to permit the exercise of the conversion rights set forth in Article 6; or (iii) to permit the Company and the other Obligors to perform their obligations under this Agreement and the other Loan Documents.

(i)	Inspections. Permit the Security Agent (who may in its discretion and shall, if instructed in writing by the Majority Holders, take such action) and its authorized employees, representatives and agents, upon giving at least two Business Days' prior notice, at the expense of the Company, provided that such inspections shall not take place more than two (2) times per calendar year in the absence of an Event of Default:

(i)	to visit and inspect its Property during normal business hours;

(ii)	to inspect and make extracts from and copies of its books and records; and

(iii)	to appoint an observer to participate and have access to the Company's board of manager's meetings and to discuss with senior management of the Company and each other Obligor, as may be reasonably designated by the Security Agent (who may in its discretion and shall, if instructed in writing by the Majority Holders, make such designation), and with its auditors, its business, property and assets, financial condition and prospects.

(j)	Payment of Taxes and Claims. On a timely basis, comply with the following: file or cause to be filed all federal, provincial and local returns, filings, elections and reports which are required to be filed by it in respect of all Taxes; and shall pay or cause to be paid all such Taxes (and any interest and penalties in respect thereof) as may be required by Applicable Law and in accordance with any assessment or demand for payment received by the Company or any other Obligor as and when such Taxes become due and payable and provide evidence of payment if so requested by the Security Agent (who may in its discretion and shall, if instructed in writing by the Majority Holders, make such request), except when and so long as the validity of any such Taxes is in good faith being diligently contested by the Company or an Obligor; and shall from time to time withhold or cause to be withheld and remitted all amounts required to be withheld (including without limitation, income tax, withholding taxes on payments to non-residents, pension plan and employment insurance) from all payments made to officers and employees or to all non-residents and to all other applicable Persons and shall pay or cause to be paid these amounts, together with any interest and penalties due, to the appropriate authority on a timely basis and in the form required by Applicable Law.

(k)	Use of Proceeds. Use the proceeds of the Notes shall only be used in connection with the repayment of the Bank Indebtedness.

(l)	Registration of Notes. On or before December 31, 2017, unless the Shares are registered and freely tradable, the Company shall take requisite actions, including registration, if necessary, so that the Notes may be traded on a market facility on which public quotations in common use are widely available.

(m)	Equity Securities of Arkados and Arkados Energy. Arkados will cause Arkados and Arkados Energy not to issue any equity securities, except as approved by the Security Agent, unless certificated stock for any such equity securities are delivered to Security Agent and are endorsed in blank.

(n)	Confessions of Judgement. Arkados will deliver to the Security Agent notarized affidavits of confession of judgment executed by each of Arkados and Arkados Energy satisfying the requirements of New York Civil Practice Law and Rules § 3218 (Judgment by confession), in form and substance satisfactory to Security Agent, in its sole discretion, three months before the third anniversary of the execution of the affidavits of confession of judgment described in Section 5.1(f), if any Notes are outstanding on such date.

(o)	Additional Guarantors. At the request of the Majority Holders, the Company shall promptly (and in any case no later than 10 Business Days after such request) cause to be delivered to the Security Agent, for and on behalf of the Holders, a Guarantee or Guarantee and Security Agreement from each material Subsidiary deemed necessary by the Majority Holders, in their sole discretion.

(p)	Bank Indebtedness. As soon as practicable, and in any event no later than two (2) Business Days, following the Closing Date, the Company shall:

(i)	apply the proceeds from the sale of the Initial Notes hereunder to the purchase of the assets of SolBright pursuant to an agreement requiring SolBright to discharge the Bank Indebtedness and deliver or cause to be delivered to the Security Agent the following:

(A)	a release executed by Wells Fargo Bank and confirming that the security granted in respect of the Bank Indebtedness is of no force and effect; and

(B)	within 5 days, evidence of the discharge of all UCC financing statements registered against SolBright in respect of the Bank Indebtedness;

(ii)	execute and deliver to the Security Agent the Company Pledge Agreement;

(iii)	deliver to the Security Agent certificates evidencing the Company's 100-percent ownership of the securities of each of Subsidiaries along with executed and undated transfer powers in respect thereof;

(iv)	such other documents as may be required by the Security Agent (in its discretion except if instructed by the Majority Holders).

(q)	Field Examiner. Within six weeks of Closing, Company shall provide (or cause to be provided) reasonable access to field examiner, engaged by Security Agent, to books and records of Company and its Subsidiaries to enable the Security Agent and field examiner to confirm Company’s compliance with this Agreement, including, but not limited to, its covenant regarding the use of proceeds of the Notes, completion of the acquisition of substantially all of the assets of SolBright and satisfaction of the Bank Indebtedness, blocked accounts and borrowing base calculations with collateral coverage for the Notes, the equity raise required by Section 3.1(o), and other closing conditions and covenants, and the cost of such field work shall be borne by Company.

(r)	Financial Covenants. For the first fiscal quarter of the Company beginning on or after the Closing Date, and for each fiscal quarter of the Company thereafter, the Company shall deliver to the Security Agent, within 10 business days following the end of the fiscal quarter, evidence satisfactory to the Security Agent indicated all of the following:

(i)	The Company is Cash Flow Positive or has Close Cash Flow Visibility. For purposes of this Section 8.1(r), the Company shall be considered Cash Flow Positive for a fiscal quarter when its operating income less capital expenditures less working capital is greater than $0, and the Company shall be considered to have Close Cash Flow Visibility if it appears that the Company will become Cash Flow Positive in the following fiscal quarter.

(ii)	The Company has revenues of $2 million and net cash flow of at least $50,000 for the quarter ending May 31, 2017 and $6 million and $500,000 respectively for each quarter thereafter.

The Company shall use its reasonable best efforts to file, within 75 days of the Closing Date, a registration statement with the Securities and Exchange Commission, which registration statement will cover the Warrants and the Shares into which the Notes may be converted, and such registration statement shall be effective within 120 days of the Closing Date and remain effective until the earlier of (i) the exercise of the Warrants and the conversion of the Notes or (ii) the full satisfaction of all of the Notes. Notwithstanding the foregoing obligations, if the Company furnishes to the Security Agent after such request for registration, a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred fifty (150) days after the request of Security Agent is given. The Company shall pay to Security Agent, on behalf of the Holders, 1% of the outstanding principal amount of the Notes for every fifteen (15) beginning 120 days after the Closing Date, that the Company does not have an effective registration covering the Shares into which the Notes may be converted, the Shares purchased by the Security Agent for and on behalf of the Holders, and the Shares that may be purchased pursuant to the Warrants.

(s)	The Company shall (i) raise at least $500,000 cash in additional equity capital with ninety (90) days of the Closing Date, (ii) shall raise at least $5,000,000 cash in additional equity capital within six months of the Closing Date (which includes any amount raised under Clause (i)), and (iii) shall raise at least $14,000,000 cash in additional equity capital within nine months of Closing Date (which includes any amounts raised under Clauses (i) and (ii)).

8.2	Reporting Requirements

The Company shall, and shall cause, as applicable, each of the Obligors to provide to the Security Agent (who shall promptly provide to each Holder):

(a)	Financial Information. The Company will comply with financial reporting requirements under U.S. Securities Laws. Copies of all financial information filed with any Securities Commission will be provided to Security Agent on the same day such information is filed.

(b)	As soon as practicable and in any event within 5 days of the end of each month, the Officer's Certificate (in the form specified in Schedule 8.2(a) attached hereto) including the following reports as applicable:

(i)	Monthly borrowing base certificate (in the form specified in Appendix A of Schedule 8.2(a)) accompanied by a monthly sales and cash flow reports as compared to the Business Plan, new equity investment in the Company in such month and summaries of account receivables and payables aged by due date and list of contingent liabilities;

(ii)	As soon as available and in any event no later than the end of each Fiscal Year of the Company (A) an annual Business Plan in respect of the Company and its Subsidiaries, on a consolidated basis, approved by the board of managers of the Company for the current Fiscal Year, in form reasonably satisfactory to the Security Agent (in its discretion except if instructed by the Majority Holders) and (B) forecasts prepared by management of the Company, in form reasonably satisfactory to the Security Agent (in its discretion except if instructed by the Majority Holders), consisting of balance sheets, income statements and statements of cash flows for the next two Fiscal Years, prepared on a consolidated basis.

(c)	Regulatory Matters. Copies of all information filed with any Securities Commission will be provided to Security Agent on the same day such information is filed with any Securities Commission. Contemporaneously with the receipt thereof by the Company, copies of any material correspondence from any Securities Commission, including any correspondence relating to any examination or investigation relating to the Company.

(d)	Notice of Default. As soon as practicable after it becomes aware of the same, the Company shall provide to the Security Agent (who shall promptly provide to each Holder), notice of: (i) any Default or Event of Default; and (ii) any default under, or the occurrence or non-occurrence of any event which, upon notice, lapse of time or both, would constitute any default under, any material contract or any material lease of real property to which the Company or any Obligor is a party; in each case including the details thereof and the action proposed to be taken with respect thereto.

(e)	Notice of Litigation. As soon as practicable after it becomes aware of the same, the Company shall provide to the Security Agent (who shall promptly provide to each Holder), any notices of the commencement of, or threatened commencement of, any action, proceeding, arbitration or investigation (other than claims that are frivolous or vexatious and without merit) against or in any other way relating adversely to any of the Obligors or any of their respective properties, assets, permits or businesses, which if determined adversely against any of them, would expose any number of them to present or future liability in excess of $10,000, determined in the aggregate. The Company shall also promptly, upon the request of the Security Agent (in its discretion except if instructed by the Majority Holders), provide to the Security Agent (who shall promptly provide to each Holder), status updates relating to all such actions or proceedings.

(f)	Material Adverse Effect. As soon as practicable after it becomes aware of the same, the Company shall provide to the Security Agent (who shall promptly provide to each Holder), notice of any development which has had or may reasonably be expected to have a Material Adverse Effect.

(g)	New Subsidiaries. In the event a Subsidiary of the Company or any other Obligor is created or acquired after the date hereof, immediately provide notice thereof to the Holders, and, promptly upon request by the Majority Holders or the Security Agent on their behalf (and no later than 10 Business Days after such request), such new Subsidiary shall (i) become a Guarantor hereunder and (ii) deliver to the Security Agent, for and on behalf of the Holders, a Guarantee or Guarantee and Security Agreement.

(h)	Notice of Change of Name. The Company shall provide to the Security Agent (who shall promptly provide to each Holder) at least 15 days' prior written notice of any change of name of the Company or any other Obligor and promptly take other steps, if any, as the Security Agent (in its discretion except if instructed by the Majority Holders), reasonably requests to permit it to maintain the perfection of the Security with respect to the change in name.

(i)	Notice of Change of Chief Executive Officer. The Company shall provide to the Security Agent (who shall promptly provide to each Holder) 90 days prior written notice of any change to the Company's or any other Obligor's jurisdiction to a jurisdiction where the Security given by it, or the Company or such Obligor, as applicable, has not been registered, and promptly take other steps, if any, as the Security Agent (in its discretion except if instructed by the Majority Holders) reasonably requests to perfect the Security with respect to the change in Relevant Jurisdiction or provide such additional Lien in favour of the Security Agent, for and on behalf of the Holders, as the case may be; provided that, none of the Company or any other Obligor may establish any place of business or maintain any material personal property outside of Canada or the United States of America.

8.3	Negative Covenants

Except as otherwise consented to by the Majority Holders and for so long as any amounts are owing by the Company to the Holders hereunder, the Company may not, and may not permit any Obligor to:

(a)	Change of Business. Make any material change in the Business (including, without limitation, engaging directly or indirectly in any business activity or acquiring any Property, in each case unrelated to or unnecessary for the conduct of the Business relative to such Person.

(b)	Disposition of Assets. Sell, transfer or otherwise dispose of any of its Property, whether now owned or hereafter acquired, except that each of the Obligors may:

(i)	sell in the normal course of its business, for the purpose of carrying on the same, for fair value, in accordance with customary trade terms, any Property that would reasonably be considered to be the subject matter of sales by it in the normal course of its business for the purpose of carrying on the same;

(ii)	sell, transfer or otherwise dispose of any Property that is worn out or obsolete or of no material value;

(iii)	sell, transfer or otherwise dispose of any equipment which has been or will be substantially concurrently replaced, all in the ordinary course of business and on commercially reasonable terms; or

(iv)	with the prior written consent of the Security Agent, sell the non-core business assets.

(c)	Acquisitions. Make any Acquisition, other than Acquisitions with an aggregate acquisition cost of less than $100,000 that are in accordance with the Business Plan; provided that (i) no Default or Event of Default has occurred and (ii) any such Acquisition shall not be permitted if it is reasonably likely that such Acquisition could have an adverse effect on the financial condition of the Company or any of the Obligors or on the value of any of the Property which is subject to the Security or (iii) as may be approved in advance by the Security Agent (in its discretion except if instructed by the Majority Holders).

(d)	Investments. Make any Investments other than (i) in the case of Obligors, in accordance with the Business Plan, (ii) an Investment by an Obligor in another Obligor, (iii) in cash and Cash Equivalents, or (iv) as may be approved in advance by the Security Agent (in its discretion except if instructed by the Majority Holders); provided that, in each case, (x) no Default or Event of Default has occurred and (y) any such Investment shall not be permitted if it is reasonably likely that such Investment could have an adverse effect on the financial condition of any of the Obligors or on the value of any of the Property which is subject to the Security.

(e)	Amalgamations, Reorganization, etc. Enter into any amalgamation or consolidation or merger or liquidate, wind-up or dissolve itself (or permit any liquidation, winding-up or dissolution or any proceedings therefor) or continue itself under the laws of any other statute or jurisdiction, except that, subject to the Company and the Obligors taking such action, and executing and delivering to the Security Agent, for and on behalf of the Holders, such agreements and other documents as the Security Agent (in its discretion except if instructed by the Majority Holders) may reasonably require to assure the continued validity, enforceability and effectiveness of the Security and the covenants, agreements and obligations of the Company under the Loan Documents, and provided that there does not then exist a Default or an Event of Default hereunder and such action would not result in the occurrence of a Default or an Event of Default hereunder, any wholly-owned Subsidiary may be amalgamated or consolidated or merged or liquidated, wound-up or dissolved with or into (i) the Company, provided that the Company is the continuing corporation or (ii) any one or more other wholly-owned Subsidiaries.

(f)	Non-Arm's Length Transactions. Other than as disclosed to the Security Agent or any Holders prior to the date of this Agreement, or as may be consented to by the Security Agent (in its discretion except if instructed by the Majority Holders), enter into any transaction, including the purchase, sale or exchange of any Property or the rendering of any services, with any of its members or with any of its Affiliates, or with any of its or their managers, directors or officers, as applicable, or enter into, assume or permit to exist any employment, consulting or analogous agreement or arrangement with any such member or Affiliate or with any of its managers, directors or officers, as applicable, except a transaction or agreement or arrangement which is in the ordinary course of business of the Company or such Subsidiary and which is upon fair and reasonable terms not less favourable to the Company or such Subsidiary than it would obtain in a comparable arm's-length transaction (for greater certainty, this Section 8.3(f) shall not operate to prohibit the issuance of the Notes).

(g)	Bankruptcy, Insolvency, Etc. Take or institute any proceedings for the winding up, liquidation, dissolution or commencement of bankruptcy or insolvency proceedings with respect to the Company or a Subsidiary.

(h)	Lien. Create, incur, assume or suffer to exist any Lien on an any assets of any Obligor, other than Permitted Liens.

(i)	Indebtedness. Create, incur, assume or permit to remain outstanding, or otherwise become directly or indirectly liable upon or in respect of, Indebtedness other than Permitted Indebtedness.

(j)	Distributions and Dividends. Declare or pay or permit any Distribution, other than:

(i)	bonuses or other compensation arrangements (including management fees and routine employee benefits) paid to employees, managers or officers of an Obligor in the ordinary course of business, consistent with past compensation arrangements and which are commercially reasonable and are consistent with arrangements that have been approved by the board of managers of such Obligor, as applicable;

(ii)	routine and reasonable fees paid to managers of an Obligor; and

(iii)	any such dividends, capital payments, redemptions, bonuses or distributions paid by an Obligor to an Obligor.

(k)	Accounting Policy. Make any change to the accounting policies and practices of the Company or any other Obligor except as required by GAAP.

(l)	Organizational Documents. Amend, alter, or repeal any provision of the certificate of formation, operating agreement or any other organizational document of the Company or any other Obligor, or alter or change the rights, preferences or privileges of any membership interests therein.

8.4	Environmental Compliance and Indemnity

The Company shall, and shall cause each of its Subsidiaries to, carry on its Business, and maintain its Property (in the case of non-owned real property, to the extent within its control) in accordance with Environmental Laws and promptly remedy any compliance issues.

If there is any Release of Contaminants in connection with the Business or Property of the Company or any of its Subsidiaries, the Company shall indemnify and save harmless the Holders and the Security Agent, their directors, officers, employees and agents for any and all losses, damages, fines, costs and other amounts (including amounts spent preparing any necessary environmental assessment or other reports, or defending any lawsuits) that result from such Release. Upon the request of the Majority Holders or the Security Agent, the Company will defend any lawsuits, investigations or prosecutions brought against the Holders and/or the Security Agent or any of their/its directors, officers, employees and agents in connection with any Release (except to the extent such liabilities (i) are incurred solely following enforcement by the Holders and/or the Security Agent or following the Holders and/or the Security Agent having become the successor-in-interest to the Company or any of its Subsidiaries and (ii) are attributable solely to the gross negligence or willful misconduct of the indemnitee). The Company's obligation under this Section 8.4 shall continue even after all Obligations have been repaid in full and the Notes have been cancelled

The Company shall provide to the Security Agent (who shall promptly provide to each Holder) such information and reports relating to environmental matters as the Security Agent (in its discretion except if instructed by the Majority Holders) may reasonably request from time to time and that the Company has access to or can readily and reasonably gain access to.

8.5	Entitled to Perform Covenants

If the Company or any other Obligor fails to perform any covenant contained in Section 8.1, or in any other provision hereof or of any of the other Loan Documents or breaches Section 8.3, the Majority Holders or the Security Agent may (but shall have no obligation to) perform, without thereby waiving any rights to enforce this Agreement or the other Loan Documents, any such covenant capable of being performed by it and if any such covenant requires the payment of money the Majority Holders or the Security Agent may (but shall have no obligation to) make such payments. All sums so expended by the Majority Holders or the Security Agent shall be deemed to form part of the Obligations, shall bear interest at the same rate as the Principal Amount following the occurrence of an Event of Default and shall be payable by the Company on demand.

Article 9

EVENTS OF DEFAULT AND REMEDIES

9.1	Events of Default

The occurrence of any of the following events constitutes an Event of Default:

(a)	Failure to Make Payments. If the Company shall fail to pay, in accordance with the terms of this Agreement, any Principal Amount or any interest payable in respect thereof on the date such sum is due or any other fee, cost, charge or other sum due under this Agreement or any other Loan Document;

(b)	Negative Covenants. If the Company defaults in the performance or observance of any negative covenant contained herein, and such default is not remedied within 5 business days of the occurrence thereof; or

(c)	Other Covenants. If the Company or any Obligor defaults in the performance or observance of any material term, condition, covenant, or obligation contained in any Loan Document, other than terms, conditions, covenants or obligations referred in Section 9.1(a) or (b), and such default is not remedied within 15 days of the occurrence thereof; or

(d)	Default under other Indebtedness. If the Company or any of its Subsidiaries has failed to pay any amount of Indebtedness (other than Indebtedness incurred hereunder) exceeding an aggregate of $25,000 (or the equivalent amount in any other currency) when due and payable by the Company or any of its Subsidiaries, and such default continues after the grace period, if any, specified in the instrument or agreement related to such Indebtedness, or any amount or amounts exceeding an aggregate of $25,000 (or the equivalent amount in any other currency) has been declared or is capable of being declared, to be due and payable by the Company or any of its Subsidiaries whether on or prior to the stated maturity date thereof or on or prior to the regularly scheduled date for payment thereof; or

(e)	Representations and Warranties. If any representation or warranty made by the Company or any Obligor herein or in any other Loan Document is found to be incorrect in any material respect on the date as of which it was made; or

(f)	Loan Documents. If any of this Agreement, the Security Documents, the other Loan Documents or any part thereof, at any time after its respective execution and delivery and for any reason, ceases in any way to be in full force and effect as against the Company or any other Obligor or to be a legal, valid, binding and enforceable obligation of the Company or any other Obligor or any other Person that is a party to such document, or if the Security or any part of the Security, at any time after its execution and delivery and for any reason, ceases in any way to constitute a Lien of the nature and priority specified in or contemplated by this Agreement, the Security Documents or the other Loan Documents (subject to Permitted Liens), or if it is or becomes unlawful for the Company or any other Obligor to perform or comply with any or all of its obligations under any of this Agreement, the Security Documents or the other Loan Documents, or if the validity or enforceability of any of this Agreement, the Security Documents or the other Loan Documents is disputed in any manner by the Company or any other Obligor or any other party thereto; or

(g)	Voluntary Insolvency Actions. If the Company or any other Obligor institutes proceedings for its winding up, liquidation or dissolution, or takes action to become a voluntary bankrupt, or consents to the filing of a bankruptcy proceeding against it, or files a proposal, a notice of intention to make a proposal, a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under any Bankruptcy Law or any other similar Applicable Law or consents to the filing of any such petition, or consents to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of all or any part of the property of the Company or any other Obligor or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due or commits any other act of bankruptcy, or suspends or threatens to suspend transaction of its usual business, or any action is taken by the Company or any other Obligor in furtherance of any of the aforesaid; or

(h)	Involuntary Insolvency Proceedings. If proceedings are instituted in any court of competent jurisdiction for the winding up, liquidation or dissolution of the Company or any other Obligor or for any reorganization, readjustment, arrangement, composition or similar relief with respect to the Company or any other Obligor under any bankruptcy law or any other applicable insolvency law including any proceeding, proposal, notice of intention to make a proposal, order or petition under Bankruptcy Law, or for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of all or any part of the property of the Company or any other Obligor, and such proceeding has not been dismissed within 30 days from and including the day on which it was commenced; or

(i)	Appointment of Receiver. If a receiver, manager, receiver and manager, trustee, custodian, liquidator or other similar official is appointed in respect of the Company or any other Obligor or any part of the property of the Company or any other Obligor and, in the case of any such involuntary appointment, at any time thereafter and the effect of such appointment has not been stayed within 45 days from and including the day of such appointment; or

(j)	Judgments. If any judgment of a court of competent jurisdiction has been granted or issued against the Company or any other Obligor (i) in an individual case an amount in excess of $25,000 (other than a judgment covered by insurance as to which the insurance company has not disclaimed or reserved the right to disclaim coverage) or (ii) in the aggregate at any time outstanding amount in excess of $25,000 (or in either case, the equivalent amount in any other currency) (other than judgment(s) covered by insurance as to which the insurance company has not disclaimed or reserved the right to disclaim coverage), and such judgment(s) continues unsatisfied and in effect for a period of more than 30 days from the date of its entry and are not stayed or suspended, by pendency of an appeal or otherwise, during such period; or

(k)	Encumbrances. If an encumbrancer takes possession of any material part of the Property of the Company or any other Obligor or if a distress or execution or any similar process is levied or enforced against any material part of the Property of the Company or any other Obligor; or

(l)	Cease to Carry on Business. If the Company or any other Obligor ceases or threatens to cease to carry on all or a material part of its business in the ordinary course; or

(m)	Material Adverse Change. If any event occurs or any circumstance or condition exists which in any case results in a Material Adverse Effect; or

(n)	Change of Control. If, after the date of this Agreement, there is a Change of Control or an acquisition of Control of the Company except with the written consent of the Majority Holders.

9.2	Remedies Upon Default

Notwithstanding any other term of this Agreement or any other Loan Document, upon the occurrence and during the continuance of any Event of Default and the passage of five business days following the Security Holder giving notice of such Event of Default to the Company, the Security Agent (in its discretion except if instructed by the Majority Holders) or the Majority Holders may (i) declare all Obligations to be immediately due and payable and the same shall forthwith become immediately due and payable by the Company to the Holders on demand, in each case, without presentment, protest or further notice, all of which are hereby waived by the Company, (ii) exercise all other rights given to the Security Agent and Holders by this Agreement, including Section 9.7, and applicable law.

In the event that an Event of Default has occurred, the Majority Holders may at any time waive such Event of Default or rescind any action taken pursuant to Section 9.2.

9.3	Distributions

All distributions under or in respect of any of the Loan Documents shall be held by the Security Agent or the Holders on account of the Obligations without prejudice to any claim by the Holders for any deficiency after such distributions are received by the Holders and the Company shall remain liable for any such deficiency. All such distributions may be applied to such part of the Obligations as the Majority Holders may see fit in their sole discretion, and the Majority Holders may at any time change any appropriation of any such distributions or other moneys received by them and reapply the same on any other part of the Obligations as the Majority Holders may see fit, in their sole discretion, notwithstanding any previous application.

9.4	Notice of Events of Default

If an Event of Default occurs and is continuing the Security Agent will, within 30 days after it becomes aware of the occurrence of such Event of Default, give notice of such Event of Default to the Company and the Holders in the manner provided in Section 11.3 unless the default has been waived pursuant to section 9.6.

Where notice of the occurrence of an Event of Default has been given and the Event of Default is thereafter cured, notice that the Event of Default is no longer continuing will be given by the Security Agent to the Holders in the manner provided in 11.3 within a reasonable time not exceeding 30 days after the Security Agent becomes aware that the Event of Default has been cured.

9.5	Acceleration

If an Event of Default occurs, the Security Agent (in its discretion except if instructed by the Majority Holders) may declare the Principal Amount of the Notes then outstanding, all accrued and unpaid interest owing in respect thereof and all other monies payable hereunder to be due and payable and such principal and interest shall immediately become due and payable by the Company to the Holders on demand, provided that the Security Agent and the Holders have provided the requisite notices to the Company of such default under this Agreement, and the Company shall on such demand forthwith pay to the Holders the Principal Amount of and accrued and unpaid interest on amounts in default on such Notes and all other amounts payable hereunder together with subsequent interest thereon at the applicable Interest Rate from the date of the said declaration until payment is received by the Holders, such subsequent interest to be payable at the times and places and in the monies mentioned in and according to the tenor of the Notes. Such payment when made will be deemed to have been made in discharge of the Company's obligations hereunder and any monies so received by the Security Agent or the Holders will be applied as herein provided.

9.6	Waiver of Default

If an Event of Default occurs other than by default in payment of any Principal Amount on the Maturity Date, the Majority Holders shall have the power by requisition in writing to instruct the Security Agent to waive the default or to cancel any declaration made by the Security Agent made pursuant to Section 9.5 and the Security Agent shall then waive the default or cancel the declaration upon such terms and conditions as such Holders prescribe; and the Security Agent (in its discretion except if instructed by the Majority Holders) shall, so long as it has not become bound to institute any proceedings hereunder, have the power, subject to Applicable Law, to waive any default arising hereunder except in payment of any Principal Amount payable on the Maturity Date if, in the Security Agent's opinion, such default is not adverse to the interests of the Holders or has been cured or adequate satisfaction has been made, and in such event to cancel any such declaration made by the Security Agent in the exercise of its discretion, upon such terms and conditions as the Security Agent may deem advisable; provided that no act or omission either of the Security Agent or of the Holders in the premises will extend to or be taken in any manner whatsoever affect any subsequent default or the rights resulting therefrom.

9.7	Remedies of Security Agent

If the security interests created by this Agreement become enforceable following the expiration of all applicable notice and cure periods set forth herein, the Security Agent may, and shall upon receipt of written instruction of the Super-Majority Holders directing it to do so, enforce its rights by any one or more of the following remedies:

(a)	by taking possession of the Collateral or any part of it and collecting, demanding, suing, enforcing, recovering, receiving and getting in the Collateral;

(b)	by licensing, selling or granting a security interest in all as part of the Collateral, whether or not it has taken possession of it;

(c)	by filing the Confessions of Judgment in the Supreme Court of the State of New York for New York County;

(d)	by proceedings in any court of competent jurisdiction for the appointment of a receiver or receiver-manager of all or any part of the Collateral;

(e)	by selling, leasing or otherwise disposing of all or any part of the Collateral, whether by public or private sale or lease or otherwise, in such manner, and at such price as can be reasonably obtained therefor and on such terms as to credit and with such conditions of sale and stipulations as to title or conveyance or evidence of title or otherwise as the Security Agent may deem reasonable, provided that if any sale is on credit the Company will not be entitled to be credited with the proceeds of any such sale, lease or other disposition until the monies therefor are actually received;

(f)	by filing of proofs of claim and other documents to establish its claim in any proceeding or proceedings relating to the Company;

(g)	by appointing by instrument in writing a receiver, receiver-manager or receiver and manager (the person so appointed is hereinafter called the "Receiver") of the Collateral, with or without bond as the Security Agent may determine, and from time to time in its absolute discretion remove such Receiver and appoint another in its stead by appointment by instrument in writing of a receiver or receiver-manager of all or any part of the Collateral;

(h)	by entering upon any premises of the Company and taking possession of the Collateral with power to exclude the Company, its agents and its servants therefrom, without becoming liable as a mortgagee in possession and the Company hereby grants to the Holders and the Security Agent a license to occupy any premises of the Company for the purpose of storage of the Collateral;

(i)	by retaining any of the Collateral in satisfaction of all or part of the Obligations provided that the value of any Collateral so retained does not exceed the amount of the Obligations so satisfied; and

(j)	by any other remedy or proceeding authorized or permitted by this Agreement or by law or equity.

All action taken under this Section 9.7 will be taken on behalf of and for the equal benefit of all Holders.

The provisions of Section 9.8(e) will apply mutatis mutandis, to a sale or lease of any of the Collateral by the Security Agent pursuant to Section 9.7(b).

No purchaser at any sale purporting to be made in pursuance of the powers set forth in Section 9.7(b) will be bound to see or inquire whether any default has been made or continues or whether any notice required hereunder has been given or as to the necessity or expediency of the stipulations subject to which such sale has been made or otherwise as to the propriety of such sale, or regularity of proceedings or be affected by notice that such default has been made or continues or notice given as aforesaid, or that the sale is otherwise unnecessary, improper or irregular; and notwithstanding any impropriety or irregularity or notice thereof to such purchaser, the sale as regards such purchaser will be deemed to be within the aforesaid power and be valid accordingly and the remedy, if any, of the Company in respect of any impropriety or irregularity whatsoever in any such sale will be in damages only.

9.8	Receiver or Receiver Manager

If the Security Agent appoints a Receiver pursuant to Section 9.7(f), any such Receiver will have the following powers:

(a)	to take possession of the Collateral or any part thereof, and to collect and get in the same and for that purpose to enter into and upon any lands, tenements, buildings, houses and premises wheresoever and whatsoever and to do any act and take any proceedings in the name of the Company, or otherwise, as the Receiver deems necessary;

(b)	to carry on or concur in carrying on the business of the Company (including, without limitation, the payment of the obligations of the Company whether or not they are due and the cancellation or amendment of any contracts between the Company and any other person) and the employment and discharge of such agents, managers, clerks, accountants, employees, contractors, workers and others upon such terms and with such salaries, wages or remuneration as the Receiver thinks proper;

(c)	to repair and keep in repair the Collateral or any part or parts thereof and to do all necessary acts and things for the protection of the Collateral;

(d)	to make any arrangement or compromise which he thinks expedient in the interest of the Security Agent or the Company and to assent to any modification or change in or omission from the provisions of this Agreement;

(e)	to exchange any part or parts of the Collateral for any other property suitable for the purposes of the Company upon such terms as may seem expedient and either with or without payment or exchange of money or equality of exchange or otherwise;

(f)	to raise on the security of the Collateral or any part or parts thereof, by mortgage, charge or otherwise any sum of money required for the repair, insurance or protection thereof, or any other purposes herein mentioned, or as may be required to pay off or discharge any lien, charge or encumbrance upon the Collateral or any part thereof, which would or might have priority over the security interests hereby created; and

(g)	whether or not the Receiver has taken possession, to sell or lease or concur in the sale or leasing of any of the Collateral or any part or parts thereof after giving the Company not less than 20 days written notice of his intention to sell or lease and to carry any such sale or lease into effect by conveying, transferring or assigning in the name of or on behalf of the Company or otherwise; and any such sale or lease may be made either at public auction or privately as the Receiver determines and any such sale or lease may be made from time to time as to the whole or any part or parts of the Collateral; and the Receiver may make any stipulations as to title or conveyance or commencement of title or otherwise which the Receiver deems proper; and the Receiver may buy in or rescind or vary any contract for the sale or lease of any of the Collateral or any part or parts thereof, and may resell and re-lease without being answerable for any loss occasioned thereby; and the Receiver may sell or lease any of the same as to cash or part cash and part credit or otherwise as appears to be most advantageous and at such prices as can be reasonably obtained therefor and in the event of a sale or lease on credit neither he nor the Security Agent will be accountable or charged with any monies until actually received.

Any Receiver appointed hereunder or any one or more of the Holders or any agent or representative thereof, may, as provided by the New York Uniform Commercial Code, become purchasers at any sale or other realization proceedings in respect of the Collateral, or any part thereof, whether made under the power of sale contained in this Agreement or pursuant to judicial proceedings.

The Receiver appointed and exercising powers under the provisions hereof will not be liable for any loss unless the loss is caused by the Receiver's own negligence (the Receiver will remain liable for its intentional misconduct, reckless conduct or gross negligence), and the Receiver will, when so appointed, be deemed to be the agent of the Company and the Company will be solely responsible for the Receiver's remuneration.

No purchaser at any sale and no lessee under any lease purporting to be made in pursuance of the powers set forth in Section 9.8(g) will be bound to see or inquire whether any default has been made or continues or whether any notice required hereunder has been given or as to the necessity or expediency of the stipulations subject to which such sale or lease has been made or otherwise as to the propriety of such sale or lease, or regularity of proceedings or be affected by notice that such default has been made or continues or notice given as aforesaid, or that the sale or lease is otherwise unnecessary, improper or irregular; and notwithstanding any impropriety or irregularity or notice thereof to such purchaser or lessee, the sale or lease as regards such purchaser or lessee will be deemed to be within the aforesaid power and be valid accordingly and the remedy, if any, of the Company in respect of any impropriety or irregularity whatsoever in any such sale or lease will be in damages only.

9.9	No Suits by Holders

No Holder will have any right to institute any action, suit or proceeding at law or in equity or to exercise any other remedy authorized by this Agreement for the purposes of enforcing payment of the Principal Amount of or any premium or interest on any Note or enforcing any right on behalf of the Holders or for the execution of any trust or power hereunder or for the appointment of a liquidator or receiver or for a receiving order under Bankruptcy Law or to have the Company wound up or to file or prove a claim in any liquidation or bankruptcy proceeding or for any other remedy hereunder, unless (i) such holder has previously given to the Security Agent written notice of the happening of an Event of Default hereunder; (ii) the Majority Holders have made a request to the Security Agent and the Security Agent has been afforded reasonable opportunity either itself to proceed to exercise the powers hereinbefore granted or to institute an action, suit or proceeding in its name for such purpose; (iii) the Holders or any of them has furnished to the Security Agent, when so requested by the Security Agent, sufficient funds and security and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred therein or thereby; and (iv) the Security Agent has failed to act within a reasonable time after such notification, request and offer of indemnity; in such case, but not otherwise, any Holder acting on behalf of himself and all other Holders will be entitled to take proceedings in any court of competent jurisdiction such as the Security Agent might have taken under Section 9.7; it being understood and intended that no one or more Holders will have any right in any manner whatsoever to effect, disturb or prejudice the rights hereby created by his or their action or to enforce any right hereunder or under any Note, except subject to the conditions and in the manner herein provided, and that all duties and powers hereunder will be exercised and all proceedings at law will be instituted, had and maintained by the Security Agent, except only as herein provided, and in any event for the equal benefit of all Holders.

9.10	Application of Proceeds by Security Agent

Subject to the claims of secured creditors ranking in priority to this Agreement, all monies arising from any enforcement hereof including the sale of the Collateral, together with any other monies then or thereafter in the hands of the Security Agent available for that purpose, will be applied by the Security Agent as follows:

(a)	first, to pay and discharge all rents, taxes, insurance premiums and other charges affecting the Collateral;

(b)	second, to the costs of sale or lease and taking possession, including the remuneration of the Receiver, if applicable;

(c)	third, in payment or reimbursement to the Security Agent of the remuneration, expenses, disbursements and advances of the Security Agent earned, incurred or made in the administration or execution of its powers and duties hereunder or otherwise in relation to this Agreement with interest thereon as herein provided;

(d)	fourth, to pay all amounts required to keep in good standing all liens and charges on the Collateral prior to the security interests hereby created;

(e)	fifth, in or towards payment of the Principal Amount and accrued and unpaid interest thereon, and interest on amounts in default under the Notes which are then outstanding, and all other monies owing hereunder in that order of priority; and

(f)	the balance, if any, to the Company.

If the proceeds of a sale of the Collateral by the Security Agent under Section 9.7(b) are insufficient to fully pay the balance owing to the Holders under the Notes, the Company will forthwith pay to the Security Agent the deficiency.

9.11	Distribution of Proceeds

Payments to Holders pursuant to Section 9.10(e) will be made as follows:

(a)	at least 15 days' notice of every such payment will be given to the Holders in the manner provided in Section 11.3 specifying the time when and the place or places where the Notes are to be presented and the amount of the payment and the application thereof as between principal and interest;

(b)	payment of any Note will be made upon presentation thereof at any one of the places specified in such notice and any such Note thereby paid in full will be surrendered, otherwise a memorandum of such payment will be endorsed thereon; but the Security Agent may in its discretion dispense with presentation and surrender or endorsement in any special case upon such indemnity being given as it deems sufficient;

(c)	from and after the date of payment specified in the notice, interest will accrue only on the amount owing on each Note after giving credit for the amount of the payment specified in such notice unless the Note with respect to which such amount is owing is duly presented on or after the date so specified any payment of such amount is not made; and

(d)	the Security Agent will not be bound to apply or make any partial or interim payment of any monies coming into its hands if the amount so received by it, after reserving an amount as the Security Agent may think necessary to provide for the payment mentioned in section 9.10(a) through 9.10(d) is insufficient to make a distribution of at least 3% of the aggregate principal amount of the outstanding Notes, but it may retain the money so received by it and invest or deposit such monies until their money or the investments representing the same, with the income derived therefrom, together with any other moneys for the time being under its control is sufficient to make a distribution of at least that amount or until it otherwise considers it advisable to apply the monies. The foregoing will, however, not apply to a final payment in distribution hereunder.

9.12	Remedies Cumulative

No remedy herein conferred upon or reserved to the Security Agent, or upon or to the Holders is intended to be exclusive of any other remedy, but each and every such remedy will be cumulative and will be in addition to every other remedy given hereunder or now existing or hereafter to exist by law or by statute.

9.13	Judgment Against the Company

The Company covenants and agrees with the Security Agent that, in case of any judicial or other proceedings to enforce the rights of the Holders, judgment may be rendered against it in favour of the Holders or in favour of the Security Agent, as security agent for the Holders, for any amount which may remain due in respect of the Notes and the interest thereon.

Article 10

CONCERNING THE SECURITY AGENT

10.1	Rights and Duties of Security Agent

(a)	In the exercise of the rights, duties and obligations prescribed or conferred by the terms of this Agreement, the Security Agent will act honestly and in good faith with a view to the best interests of the Holders and will exercise the degree of care, diligence and skill that a reasonable prudent person would exercise in comparable circumstances.

(b)	The obligation of the Security Agent to commence or continue any act, action or proceeding for the purpose of enforcing any rights of the Security Agent or the Holders under the Security will be conditional upon the Holders furnishing, when required by notice in writing by the Security Agent, sufficient funds to commence or continue such act, action or proceeding and indemnity reasonably satisfactory to the Security Agent to protect and hold harmless the Security Agent against the costs, charges and expenses and liabilities to be incurred thereby and any loss and damage it may suffer by reason thereof. None of the provisions contained in this Agreement will require the Security Agent to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless indemnified and funded as aforesaid.

(c)	The Security Agent may, before commencing or at any time during the continuance of any such act, action or proceeding, require the Holders at whose instance it is acting to deposit with the Security Agent the Notes held by them, for which Notes the Security Agent will issue receipts.

10.2	Evidence, Experts and Advisers

(a)	In addition to the reports, certificates, opinions and other evidence required by this Agreement, the Company will furnish to the Security Agent such additional evidence of compliance with any provision hereof, and in such form, as may be prescribed by Applicable Law or as the Security Agent may reasonably require by written notice to the Company.

(b)	In the exercise of its rights, duties and obligations, the Security Agent, if it is acting in good faith, may rely as to the truth of the statements and the accuracy of the opinions expressed therein, upon statutory declarations, opinions, reports, certificates or other evidence referred to in Section 10.2(a) provided that such evidence complies with Applicable Law and that the Security Agent examines the same in order to determine whether such evidence indicates compliance with the applicable requirements of this Agreement.

(c)	Whenever Applicable Law requires that evidence referred to in Section 10.2(a) be in the form of a statutory declaration, the Security Agent may accept such statutory declaration in lieu of a certificate of the Company required by any provision hereof. Any such statutory declaration may be made by one or more of the president, the secretary, the treasurer, or any vice-president, or a manager of the Company.

(d)	The Security Agent shall employ Monitoring Agent at the industry standard rates to help with admin and monitoring work or retain such counsel, accountants, engineers, appraisers or other experts or advisers as it may reasonably require for the purpose of discharging its duties hereunder and will not be responsible for any the negligent conduct of any of them (but will remain liable for the intentional misconduct, reckless conduct or gross negligence of them).

(e)	All costs incurred by the Security Agent in carrying out its duties as security agent under the Security pursuant to this Agreement shall be paid by the Company, immediately on demand and shall be secured by the Security.

10.3	Security Agent Not Required to Give Security

The Security Agent will not be required to give any bond or security in respect of the execution of the powers granted to it under this Agreement or otherwise in respect of the premises.

10.4	Protection of Security Agent

In addition to any protection afforded to the Security Agent at law, it is expressly declared and agreed between the Holders, the Company and the Security Agent as follows:

(a)	The Security Agent will not be liable for or by reason of any statements of fact or recitals in this Agreement or in the Notes (except in the certificate of the Security Agent thereon) or be required to verify the same, but all such statements or recitals are and will be deemed to be made by the Company.

(b)	The Security Agent is not obliged to see to or to require evidence of the registration or filing (or renewal thereof) of this Agreement or any instrument ancillary or supplemental hereto.

(c)	The Security Agent will not be bound to give notice to any person or persons by reason of the execution hereof.

(d)	The Security Agent will not incur any liability or responsibility whatsoever or be in any way responsible for the consequence of any breach on the part of the Company of any of the covenants herein contained or of any acts of the agents or servants of the Company.

(e)	Subject to Section 10.1(a), the Company and the Holders acknowledge and agree that the burden and obligation of supervising and utilizing the security interests granted hereunder is that of the Holders and not that of the Security Agent, that the sole obligation of the Security Agent is to exercise the powers granted hereunder only and on the specific written instructions of the Holders, and that the Company will save and hold harmless the Security Agent from all liability for any and all acts or omissions in respect hereto, except for the Security Agent’s intentional misconduct, reckless conduct or gross negligence.

(f)	The Security Agent, its Affiliates and their respective directors, officers and employees and advisors, including without limitation Monitoring Agent, in a personal or any other capacity, may buy, lend upon and deal in securities of the Company and in the Notes and generally may contract and enter into financial transactions with the Company or any Affiliate without being liable to account for any profit made thereby, except to the extent Section 16 of the Securities Exchange Act of 1934 makes them accountable for any such profit.

(g)	Subject to Section 10.1(a), in the event of any dispute arising regarding any term of this Agreement, the Security Agent may, at its option, refuse to comply with any or all demands made under this Agreement until such dispute is resolved either by agreement among the parties or by a court of competent jurisdiction.

(h)	Subject to Section 10.1(a), the Security Agent is entitled not to act and will not be liable for refusing to act unless it has received clear and reasonable instructions from the Company or the Holders, as the case may be, which comply with the terms of this Agreement and which do not require the exercise of any discretion or independent judgment on the part of the Security Agent.

(i)	The Security Agent is entitled to refuse all instructions and will not be liable for refusing instructions which in any way alter the purpose of this Agreement unless such instructions, if affecting the Company, are consented to by the Company and, if affecting the Holders, are approved by the Majority Holders.

(j)	The Security Agent will not be bound to act upon documents which are not authorized pursuant to the terms of this Agreement.

(k)	The Security Agent may accept communications by facsimile transmission or other electronic means that enable the Security Agent to confirm the identity of the sender and may rely as to the truth of the information contained in such communications.

10.5	Resignation, Removal or Replacement of Security Agent

The Security Agent may resign its agency, duties and powers and be discharged from all further duties and liabilities hereunder by giving to the Company 30 days' notice in writing or such shorter notice as the Company may accept as sufficient. The Majority Holders will have power by written notice at any time to remove the Security Agent and to appoint a new Security Agent. In the event of the Security Agent resigning or being removed as aforesaid or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, the Majority Holders will forthwith appoint a new Security Agent; failing such appointment by the Majority Holders the retiring Security Agent or any Holder may apply to a Judge of the Supreme Court of Ontario, for the appointment of a new Security Agent; but any new Security Agent so appointed by the Majority Holders or by the Court will be subject to removal as aforesaid by the Holders. On any new appointment the new Security Agent will be vested with the same powers rights, duties and responsibilities as if it had been originally named herein as Security Agent without any further assurance, conveyance, act or deed; but there will be immediately executed, at the expense of the Company, all such conveyances or other instruments as may, in the opinion of counsel, be necessary or advisable for the purpose of assuring the same to the new Security Agent.

10.6	Acceptance of Agency

The Security Agent hereby accepts the appointment as agent for the Holders pursuant to this Agreement and agrees to perform and administer the Security for and on behalf of the Holders upon the terms and conditions herein set forth.

10.7	Authority of Security Agent

Subject to Section 10.1(a), the Security Agent will have the authority to take any action on behalf of the Holders which is, in its opinion, acting reasonably:

(a)	contemplated by this Agreement, any other Loan Document, or the Security;

(b)	not inconsistent with its rights, powers, duties or obligations under this Agreement; or

(c)	necessary or desirable to exercise its rights and powers and to perform its duties and obligations under this Agreement.

10.8	Indemnification

Without limiting any protection or indemnity of the Security Agent under any other provision of this Agreement, or otherwise at law, the Company hereby agrees to indemnify and hold harmless the Security Agent from and against any and all liabilities, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements, including reasonable legal or advisor fees and disbursements, or of whatever kind or nature, which may at any time be imposed on, incurred by or asserted against the Security Agent in connection with the performance of its duties and obligations hereunder, other than such liabilities, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements arising by reason of the negligence or fraud of the Security Agent. This provision shall survive the resignation or removal of the Security Agent, or the termination of this Agreement. The Security Agent shall not be under any obligation to prosecute or defend any action or suit in respect of the relationship which, in the opinion of its counsel, may involve it in expense or liability, unless the Company shall, so often as required, furnish the Security Agent with satisfactory indemnity and funding against such expense or liability.

Article 11

GENERAL

11.1	Reliance and Non-Merger

All covenants, agreements, representations and warranties of the Company and any other Obligor made in this Agreement, in any other Loan Document, or in any certificate or other document signed by any of its managers or officers and delivered by or on behalf of the Company or any other Obligor pursuant hereto or thereto are material, are deemed to have been relied upon by the Holders, and may be enforced strictly by the Holders, notwithstanding any investigation heretofore or hereafter made by the Holder or counsel to or any employee or other representative of any Holder and shall survive the execution and delivery of this Agreement and the other Loan Documents until the payment in full of all the Obligations. Notwithstanding the foregoing, the covenants, agreements, representations and warranties of the Company contained in Sections 7.1(a) to (i) inclusive shall survive indefinitely.

11.2	Amendment and Waiver

Where any amendment, waiver, discharge or termination relates to the following matters, the amendment, waiver, discharge or termination requires approval by the Super-Majority Holders:

(a)	any reduction in the rate or amount of any principal, interest or fees or any other amount payable by the Company or any alteration in the currency or mode of calculation or computation thereof;

(b)	any extension of the time for any payments required to be made by the Company;

(c)	any change in the Maturity Date hereof;

(d)	any release or discharge of all or substantially all of the Security;

(e)	the definition of Majority Holders; or

(f)	an assignment or transfer by the Company of any of its rights and obligations under the Loan Documents.

Any other amendment, waiver, discharge or termination requires the approval of only the Majority Holders, which approval, if obtained, shall be binding upon all the Holders.

No amendment or waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Company or any other Obligor from any provision hereof or thereof is effective unless it is in writing and signed by an officer of the Majority Holders or Super-Majority Holders (as the case may be) and the relevant counterparty to such document. Such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

11.3	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by electronic mail or by hand-delivery as hereinafter provided. Any such notice, if sent by electronic mail, shall be deemed to have been received on the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notices of change of address shall also be governed by this Section. Any such notice must be sent:

(a)	if to a Holder or its nominee, to such Holder or nominee at the address specified for such communications in Schedule 1.1(a), or at such other address as such Holder or nominee shall have specified to the Company in writing; (ii) if to any other Holder, to such Holder at such address as such other Holder shall have specified to the Company in writing;

(b)	if to the Company or the Guarantors, to the Company at:

Arkados Group, Inc.

211 Warren Street, Suite 320Newark, New Jersey07103

Attention:	Terrence DeFranco, CEO and Chairman
E-mail:	tmdefranco@arkadosgroup.com

or at such other address as the Company shall have specified to each Holder and the Security Agent in writing; or

(c)	if to the Security Agent, to the Security Agent at:

AIP Asset Management Inc.

TD North Tower

77 King Street W, Suite 4140

Toronto, ON M5K 1E7

Attention:	Jay Bala, Senior Portfolio Manager
E-mail:	jay@aipassetmanagement.com

or at such other address as the Security Agent shall have specified to the Company and each Holder in writing.

Notices under this Section 11.3 will be deemed given only when actually received.

Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.

11.4	Time

Time is of the essence of this Agreement and the other Loan Documents.

11.5	Further Assurances

Whether before or after the occurrence of an Event of Default, the Company shall, and shall cause the other Obligors to, at their own expense do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, things, agreements, documents and instruments in connection with this Agreement and the other Loan Documents as the Majority Holders may request from time to time for the purpose of giving effect to the terms of this Agreement and the other Loan Documents including, without limitation, for the purpose of facilitating the enforcement of the Security, all immediately upon the request of the Majority Holders.

11.6	Assignment

This Agreement and the other Loan Documents shall enure to the benefit of and be binding upon the parties hereto and thereto, their respective successors and any permitted assignee of some or all of the parties' rights or obligations under this Agreement and the other Loan Documents as permitted under this Section 11.6.

None of the Obligors may assign all or any part of its rights, benefits or obligations under this Agreement or any of the other Loan Documents without the prior written consent of the Majority Holders and then only in compliance with applicable securities laws.

Any Holder may assign or transfer all or any part of its rights in respect of the Obligations, any Note, this Agreement and any of the other Loan Documents at any time to any other person except as may be specifically prohibited by the terms of this Agreement, provided such assignment or transfer complies with applicable securities laws. Neither the Company nor the Security Agent shall be bound by any such transfer nor obligated to any transferee until notice in writing of such transfer has been provided by the transferor to the Company and the Security Agent, as applicable, together with a duly executed form of transfer. Upon receipt of such notice, the Company shall from and after the date of such notice, pay all amounts owing under or in respect of such Notes to the transferee. The transferee of a Note shall be entitled, after the appropriate notice of transfer has been provided to the Company and the Security Agent, and upon compliance with all other conditions in that regard required by this Agreement or by law, to be treated as the owner of such Note free from all equities or rights of set-off or counterclaim between the Company and the transferor or any previous holder of such Note, save in respect of equities of which the Company is required to take notice by statute or by order of a court of competent jurisdiction.

11.7	Entire Agreement

This Agreement and the other Loan Documents constitute the entire agreement between the parties pertaining to the subject matter described herein and therein. There are no warranties, conditions or representations (including any that may be implied by statute), and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement and the other Loan Documents. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneously with, or after the entering into of this Agreement and the other Loan Documents, or any amendment or supplement thereto, by any party to this Agreement or any of the other Loan Documents or its directors, officers, partners, employees or agents, where applicable, to any other party to this Agreement or any of the other Loan Documents or its directors, officers, partners, employees or agents, where applicable, except to the extent that the same has been reduced to writing and included as a term of this Agreement or any of the Loan Documents.

11.8	Governing Law

Except as provided in the next sentence, this Agreement shall be governed by and construed in accordance with the laws of the State of New York without the application of any choice of laws provisions thereof. Notwithstanding the foregoing, the relationships among the Security Agent, the Holders, and their respective agents, shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

11.9	Attornment

Except as provided in the next sentence, the parties hereto irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the State of New York in New York County and the U.S. District Court for the Southern District of New York for all matters arising out of or in connection with this Agreement and the other Loan Documents. The Security Agent, the Holders, and their respective agents irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario for all matters affecting their duties to each other arising out of or in connection with this Agreement and the other Loan Documents.

11.10	Counterparts

This Agreement may be signed in counterparts and each such counterpart will constitute an original document and all of such counterparts, when taken together, will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, PDF via email or by other electronic communication will be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first stated above.

ARKADOS GROUP, INC

by	/s/ Terrence DeFranco
Name: Terrence DeFranco
Title: Chief Executive Officer

AIP ASSET MANAGEMENT INC., as Security Agent

by	/s/ Jay Bala
Name: Jay Bala, CFA
Title: President

AIP GLOBAL MACRO FUND, LP, as a Holder

by	/s/ Jay Bala
Name: Jay Bala, CFA
Title: President

AIP GLOBAL MACRO CLASS, as a Holder

by	/s/ Jay Bala
Name: Jay Bala, CFA
Title: President

AIP CANADIAN ENHANCED INCOME CLASS, as a Holder

by	/s/ Jay Bala
Name: Jay Bala, CFA
Title: President